                                           *** Text Omitted and Filed Separately
                                               Confidential Treatment Requested
                                               Under 17 C.F.R. Sections 200.80,
                                               200.83 and 230.406.

                                                                   EXHIBIT 10.33

                     COLLABORATIVE DEVELOPMENT AND LICENSING

                                    AGREEMENT

                                      AMONG

                          SIGNAL PHARMACEUTICALS, INC.,

                                       AND

                            TANABE SEIYAKU CO., LTD.

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

        1.     DEFINITIONS.................................................................  1

        2.     RESEARCH AND DEVELOPMENT COLLABORATION; RESEARCH PERIOD..................... 10

        3.     PRODUCT DEVELOPMENT. ....................................................... 22

        4.     PAYMENT..................................................................... 23

        5.     LICENSES OF TECHNOLOGY...................................................... 25

        6.     GLOBAL RELATIONSHIP......................................................... 33

        7.     ARBITRATION................................................................. 34

        8.     CONFIDENTIALITY, DISCLOSURE AND PUBLICATION................................. 34

        9.     INDEMNIFICATION............................................................. 37

        10.    INDEPENDENT CONTRACTORS..................................................... 38

        11.    NO SOLICITATION OF EMPLOYEES................................................ 38

        12.    TERM.  ..................................................................... 39

        13.    TERMINATION OF AGREEMENT.................................................... 39

        14.    PUBLIC ANNOUNCEMENT OF AGREEMENT............................................ 40

        15.    INVENTIONS AND PATENT MATTERS............................................... 41

        16.    RESEARCH EXPENSES........................................................... 46

        17.    REPRESENTATIONS AND WARRANTIES.............................................. 46

        18.    OPTION TO EXPAND TERRITORY.................................................. 48

        19.    MISCELLANEOUS............................................................... 48


                                       i.

                COLLABORATIVE DEVELOPMENT AND LICENSING AGREEMENT


               This Agreement is made effective as of the 31st day of March, 1996 (the "Effective Date") by and among Signal Pharmaceuticals, Inc., a California corporation, with its principal office at 5555 Oberlin Drive, San Diego, California, USA ("Signal") and Tanabe Seiyaku Co., Ltd., a Japanese corporation, with its principal office at 2-10 Dosho-machi 3-chome, Chuo-ku, Osaka 541, Japan ("Tanabe").

                                    RECITALS

               WHEREAS, the parties desire to collaborate in the discovery and development and commercialization of therapeutic products for the prevention and treatment of inflammation and osteoporosis.

               NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.      DEFINITIONS

               1.1 "Active Development" means, with respect to any Compound, that Tanabe is using at least such level of effort, in accordance with Tanabe's business, legal, medical and scientific judgement and Tanabe's normal practices and procedures, to continue the development of such Compound through preclinical and clinical studies and other registration directed activities as Tanabe spends on its own products in pre-clinical and clinical study with similar technical and commercial potential.

               1.2 "Affiliates" means, with respect to any specified Person, a Person that is controlled by, controlling or under common control with the Person specified. For the purposes of this definition, control of a corporation or other business entity shall mean (i) direct or indirect beneficial ownership of greater than fifty percent (50%) of the voting stock or a greater than fifty percent (50%) interest in the income of such corporation or other business entity or (ii) the power to direct or cause the direction of the management of such corporation or other business entity.

               1.3 "Agreement" means this Agreement, all exhibits and attachments referenced herein and all amendments and modifications hereto and thereto.

               1.4 "Chemical Lead Compound" means any Potential Compound which
(i) the applicable Research and Development Committee determines has met the requirements set forth on Exhibit A hereto, or (ii) Tanabe has selected in writing as a Chemical Lead Compound from a Signal Compound Library or a Joint Compound Library, or (iii) Tanabe has selected, in its sole discretion, from a Tanabe Compound Library for inclusion in the Collaborative Project.

               1.5 "Chemical Modification" means any compound resulting from process or activity (initiated after the date of this Agreement) of deriving alternative chemical structures from a Chemical Lead Compound or a chemical modification of a Chemical Lead Compound, e.g. development of analogs.

               1.6 "Collaborative Project" means the joint research and development collaboration of the Parties described in Article 2 of this Agreement, in Exhibit C and in the annual workplans prepared in coordination with the applicable Research and Development Committees, pursuant to which the parties shall test, evaluate and identify compounds as Potential Compounds, shall test and evaluate Potential Compounds and chemical modifications of Potential Compounds as potential Chemical Lead Compounds, and shall chemically modify, test and evaluate Compounds as potential Clinical Candidates.

               1.7 "Compound" means any Chemical Lead Compound and all Chemical Modifications thereof. A Compound shall be either a Signal Compound, a Tanabe Compound or a Collaboration Compound.

                      1.7.1 "Signal Compound" means any Compound which is owned by or licensed to Signal or its Affiliates (other than from Tanabe pursuant to this Agreement), together with all Chemical Modifications thereof developed by Signal, by Tanabe, or by their Affiliates.

                      1.7.2 "Tanabe Compound" means any Compound which is owned by or licensed to Tanabe or its Affiliates (other than from Signal pursuant to this Agreement) together with all Chemical Modifications thereof developed by Signal, Tanabe, or by their Affiliates.

                      1.7.3 "Collaboration Compound" means a Compound which is neither a Signal Compound nor a Tanabe Compound but is contained in a Joint Compound Library, together with all Chemical Modifications thereof developed by Signal or Tanabe, or by their Affiliates.

               1.8 "Clinical Candidate" means a Compound which (i) Tanabe determines meets the criteria set forth in Exhibit B or (ii) which Tanabe has otherwise selected in writing as a Clinical Candidate.

               1.9 "IND" means an Investigational New Drug application filed with the United States Food and Drug Administration, or an equivalent application filed with a foreign regulatory authority.

               1.10 "Inflammation" means a localized protective response or non-specific immune response, including but not limited to a hypersensitive response (an "inflammatory response"), elicited by injury, invasion or destruction of tissues, which

                                       2.

serves to destroy, dilute, or wall off both the injurious agent and the injured tissue. Inflammation shall include, without limitation, the following generally recognized categories of inflammation: acute, chronic, subacute, adhesive, atrophic, catarrhal, croupous, fibrinous, diffuse, disseminated, exudative, fibroid, focal, granulomatous, hyperplastic, hypertrophic, interstitial, metastatic, necrotic, obliterative, parenchymatous, pseudomembranous, purulent, sclerosing, serous, simple, specific, toxic, traumatic, and ulcerative. Inflammation may be manifested, without limitation, as a condition, symptom, process or component in those diseases, disease processes, or host conditions (collectively, "Inflammatory Diseases") in which the inflammatory response is etiological in the health of the host and/or exacerbates (as opposed to ameliorates) the severity of the host's disease, disease process, symptom or condition, and in which the therapeutic goal is to directly intervene in the host's disease, disease process, symptom or condition by reducing, controlling or limiting the level or degree of the inflammatory response. Inflammatory Diseases shall include, without limitation, rheumatism (including arthritis), lupus (including discoid and systemic erythematosus, pernio and vulgaris), glomerulonephritis, transplant rejections, allergies, asthma and autoimmune diseases, but shall exclude osteoarthritis, multiple sclerosis, cardiovascular disease, oncologic indications and neuro-degenerative diseases, even where such diseases may have an inflammatory component.

               1.11 "Joint Compound Libraries" means all chemical compounds (excluding Chemical Modifications of Tanabe Compounds or Signal Compounds) owned jointly by the Parties or licensed jointly to the Parties during the Research Period which they have the right to select or license for further development and commercialization pursuant to this Agreement.

               1.12 "Joint Inflammation Committee" means the committee of two Signal scientific representatives and one Signal business representative and two Tanabe scientific representatives and one Tanabe business representative appointed by such respective Party to coordinate the research and development activities with respect to Compounds for the prevention and treatment of Inflammation under the Collaborative Project and carry out such other duties as are agreed to in writing by the Parties from time to time.

               1.13 "Joint Invention" has the meaning set forth in Section 15.3.

               1.14 "Joint Osteoporosis Committee" means the committee of two Signal scientific representatives and one Signal business representative and two Tanabe scientific representatives and one Tanabe business representative appointed by such respective Party (with the business representatives on the Joint Inflammation Committee and the Joint Osteoporosis Committee being for each party the same individual) to coordinate the research and development activities with respect to Compounds for the prevention and treatment of Osteoporosis under the Collaborative Project and carry out such other duties as are agreed to in writing by the Parties from time to time.

                                       3.

               1.15 "Joint Patent" means all patents and inventors' certificates and applications therefor throughout the world, including any renewal, division, continuation or continuation-in-part of any such applications and any patents issuing thereon, and any reissues, extensions, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any such patents, to the extent that such patents, inventors' certificates and applications claim a discovery or an invention (including any Joint Invention) that is made, conceived or reduced to practice by one or more employees or agents from each Party in performing the Collaborative Project, and as to which such employees or agents would be inventors under the applicable patent laws.

               1.16 "Main Activity Compound" means (i) any compound which, with respect to Inflammation and Osteoporosis, demonstrates, as of the Effective Date or during the Research Period, potency in an Inflammation Pathway or an Osteoporosis Pathway, respectively, at a level at least as high as the activity shown for that compound in any other signaling pathway, and (ii) any analog of any compound described in clause (i) above from the Signal Compound Libraries, Tanabe Compound Libraries or Joint Compound Libraries, or any chemical modification of any compound described in clause (i) above which chemical modification is identified during the term of this Agreement, in each case which demonstrates potency in an Inflammation Pathway or an Osteoporosis Pathway, respectively, at a level at least as high as the activity shown for that compound in any other signaling pathway.

               1.17 "Net Sales" means with respect to any Product, the aggregate amount invoiced by a Party (including by its Affiliates, licensees and sublicensees) for or on account of any sale to a non-affiliated purchaser of such Product, less (i) normal and customary trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs to purchasers allowed and taken; (ii) rebates to wholesalers; (iii) credits, allowances, discounts and rebates to, and chargebacks from the account of, such purchasers for spoiled, damaged, out-dated and returned Product; (iv) actual freight and insurance costs incurred or accrued in transporting such Product; (v) sales, value-added and other direct taxes (other than taxes on income); (vi) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product; and (vii) contributions made by Tanabe to the Japanese Fund for Sufferers from Adverse Drug Reactions not to exceed 1% of what would otherwise be Net Sales (the "Fund Contribution Cap"); provided that in no event shall items (i) and (ii) exceed that amount equal to the average discount, price reduction or rebate for a similar class of Tanabe products sold or offered to the same class of customer, such average to be weighted according to dollar volume ("Discount Ceiling"); provided further that the Parties agree to discuss in good faith a possible renegotiation of such Fund Contribution Cap and the Discount Ceiling before the first Product is launched for commercial sale in the Territory, taking into account then existing market conditions. In the event that Tanabe shall be required with respect to a Product to pay royalties to a third party (other than Signal or its licensors) for the sale of such Product, then Tanabe shall be entitled to deduct the amount of any such royalty actually paid by

                                             4.

it from the amount that would otherwise constitute "Net Sales," provided such aggregate deduction shall not exceed 5% of Net Sales. Any commercial use of a Product by a Party (including its Affiliates, licensees and sublicensees) shall be considered a sale hereunder for accounting and royalty purposes.

               Notwithstanding the foregoing, (i) with respect to a Product which is sold in combination with one or more therapeutically active ingredients as a combination product (a "Combination Product"), then Net Sales of such Product shall be determined by multiplying the Net Sales of such Combination Product by a fraction, as determined by the mutual agreement of the parties, which represents the proportionate economic value of such Product relative to the economic value contributed by the other therapeutically active ingredients in such Combination Product; and (ii) with respect to a Product which is sold together with any other products and/or services at one unit price, whether packaged together or separately (a "Bundled Product"), then Net Sales of such Product shall be determined by multiplying the Net Sales of such Bundled Product by the fraction A/(A+B), where A is the average selling price of such Product if sold separately, and B is the total average selling price of such other products and/or such services in such Bundled Product if sold separately; provided, however, if either the average selling price of such Product or the total average selling price of such other products and/or such services in such Bundled Product is not available as of such date, then Net Sales of such Product shall be determined by multiplying the Net Sales of such Bundled Product by a fraction, as determined by the mutual agreement of the parties, which represents the proportionate economic value of such Product relative to the economic value contributed by the other products and/or such services in such Bundled Product; and (iii) with respect to a Product which is sold as a pharmaceutical product in a Delivery System (the "Delivery System Product"), then Net Sales of such Product shall be determined by reducing the Net Sales of such Delivery System Product by the amount of the reasonable fully-burdened cost to Tanabe, its Affiliate, licensee or sublicensee of such Delivery System determined in accordance with the standard accounting practices of Tanabe, its Affiliate, licensee or sublicensee (as applicable), consistently applied. For purposes of this Section 1.17, "Delivery System" means, with respect to a Product, any drug delivery system comprising the device(s), equipment, instrumentation or other components (but not solely containers or packaging) designed to accomplish or assist in the administration of such Product.

               1.18 "Osteoporosis" means any disease, disease process and/or condition involving bone resorption and demineralization of bone (including abnormal rarefaction of bone and a general reduction in the mass of bone per unit of volume), bone formation, bone growth, calcium and phosphorus metabolism (including calcium and phosphorus absorption and reabsorption) and deformities such as loss of stature and pathological fractures.

               1.19   "Party(ies)" means Signal and Tanabe.


                                       5.

               1.20 "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization or any other entity.

               1.21 "Phase III Clinical Trials" means those pivotal human clinical trials in a particular country which are most nearly equivalent to those described as such in the United States Federal Food, Drug, and Cosmetics Act, as amended.

          1.22 "Potential Compound" means a compound (a) which is identified prior to or during the term of the Research Period to have potential for the prevention or treatment of either (i) Inflammation, [***] or (ii) Osteoporosis, [***]; (b) which was tested, evaluated or derived by either or both Parties pursuant to the Collaborative Project; and (c) which possesses at least the following characteristics: (i) [***]

          1.23 "Pricing Approval" means the determination of an allowable resale price for a Product by the applicable governmental authority in any situation in which commercial sales of such Product are not permitted until such Pricing Approval has been received.

          1.24 "Product" means any composition (whether in the form of drug substance, bulk drug or final dosage form), which may be used in the prevention or treatment of either (i) Inflammation, [***] or (ii) Osteoporosis, [***] and that contains a Compound as an active ingredient.

               1.25 "Regulatory Approval" means the granting of all governmental or regulatory approvals required, if any, for the sale of a Product in a given country or jurisdiction within the Territory.

               1.26 "Research and Development Committee(s)" means the Joint Inflammation Committee and the Joint Osteoporosis Committee.

               1.27 "Research Period" shall have the meaning given in Section
2.1.


                                       6.

                      ***Confidential Treatment Requested

               1.28 "Rest of the World" means all of the nations of the world other than those in the Territory.

               1.29 "Signal Compound Libraries" means all chemical compounds owned by Signal or licensed to Signal (other than by Tanabe) as of the Effective Date or during the Research Period which Signal has the right to select or license for further development and commercialization pursuant to this Agreement.

               1.30 "Signal Technical Information" shall mean either "Signal Lead Identification Information," "Signal Compound Information," or "Signal Product Information," each as defined below:

                      (a) "Signal Lead Identification Information" shall mean as to each Potential Compound, the information in Signal's or its Affiliates' possession or control which is necessary or useful to allow Tanabe to conduct its obligations pursuant to the Collaborative Project, and which is necessary or useful to allow the appropriate Research and Development Committee and Tanabe to evaluate whether or not such Potential Compound satisfies the Selection Criteria set forth on Exhibit A or otherwise is desirable for Tanabe to designate as a Chemical Lead Compound. Such information shall include information regarding Signal's non-proprietary and/or functional assays useful for confirming activity, but shall exclude information regarding the design or substance of any Signal proprietary primary or high throughput screening assays.

                      (b) "Signal Compound Information" shall mean as to any Compound, (i) the information in Signal's or its Affiliates' possession or control regarding such Compound, which is necessary or useful to allow the appropriate Research and Development Committee and Tanabe to evaluate whether or not such Compound satisfies the Selection Criteria set forth on Exhibit B or otherwise is desirable for Tanabe to designate as a Clinical Candidate, or which is necessary or desirable to enable Tanabe to determine structure activity relationship and to synthesize and evaluate Chemical Modifications thereof, and
(ii) provided that the Parties have first entered into a mutually acceptable written agreement regarding the reciprocal sharing of additional information (without additional charge, other than direct translation costs) regarding such Compound, such additional information regarding such Compound as the Parties mutually agree in writing which is in Signal's, its Affiliates' or sublicensees' (including the Western Pharmaceutical Partner's) possession or control regarding such Compound, and which is necessary or useful to the preclinical development of such Compound in the Territory.

                      (c) "Signal Product Information" shall means as to any Compound and any Product containing such Compound, provided that the Parties have first entered into a mutually acceptable written agreement regarding the reciprocal sharing of information (without additional charge, other than direct translation costs) regarding such Compound, such information regarding such Compound as the Parties

                                       7.

mutually agree in writing which is in Signal's, its Affiliates' or sublicensees' (including the Western Pharmaceutical Partner's) possession or control regarding such Compound, and which is necessary or useful to the clinical development, regulatory approval and commercialization of such Compound in the Territory.

               1.31 "Signal Patents" means, with the exclusion of the Joint Patent Rights, all rights of Signal in any patents and inventors' certificates and applications therefor throughout the world, including any renewal, division, continuation or continuation-in-part of any such applications and any patents issuing thereon, and any reissues, extensions, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any such patents, to the extent that such patents, inventors' certificates and applications claim a Compound or a Product or any use or method or process of manufacture of a specific Compound or Product.

               1.32 "Signal Screens" means any primary or high throughput assays which are designed to test for activity in the same cell type/signaling pathway combination as any of the assays being employed by Signal in the Collaborative Project which assays are set forth in Exhibit C or as subsequently set forth in an annual workplan approved by the applicable Research and Development Committee (whether or not such assays are protected by any patent rights, trade secrets or other intellectual property rights of Signal).

               1.33 "Tanabe Compound Libraries" means all chemical compounds (including organic compounds and extracts of microbial metabolites) owned by Tanabe or licensed to Tanabe (other than by Signal) as of the Effective Date or during the Research Period which Tanabe has the right to select or license for further development and commercialization pursuant to this Agreement.

               1.34 "Tanabe Other Screens" means any primary or high throughput assays, other than Signal Screens, developed or in-licensed by Tanabe (excluding animal model and functional assays).

               1.35 "Tanabe Patents" means, with the exclusion of the Joint Patent Rights, all rights of Tanabe in any patents and inventors' certificates and applications therefor throughout the world, including any renewal, division, continuation or continuation-in-part of any such applications and any patents issuing thereon, and any reissues, extensions, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any such patents, to the extent that such patents, inventors' certificates and applications claim a Compound or a Product or any use or method or process of manufacture of a specific Compound or Product.

               1.36 "Tanabe Technical Information" shall mean either "Tanabe Lead Identification Information," "Tanabe Compound Information," or "Tanabe Product Information," each as defined below:

                                       8.

                      (a) "Tanabe Lead Identification Information" shall mean as to each compound from the Tanabe Compound Libraries which Tanabe, in its sole discretion, provides to Signal for screening under the Collaborative Project, the information in Tanabe's or its Affiliates' possession or control which is necessary or useful to allow Signal to conduct its obligations pursuant to the Collaborative Project, or which is necessary or desirable to enable Signal to determine structure activity relationship and to synthesize and evaluate chemical modifications thereof, and which is necessary or useful to allow the appropriate Research and Development Committee to evaluate whether or not such Potential Compound satisfies the Selection Criteria set forth on Exhibit A.

                      (b) "Tanabe Compound Information" shall mean as to any Compound, (i) the information in Tanabe's or its Affiliates' possession or control regarding such Compound, which is necessary or useful to allow the appropriate Research and Development Committee to evaluate whether or not such Compound satisfies the Selection Criteria set forth on Exhibit B, and (ii) provided that the Parties have first entered into a mutually acceptable written agreement regarding the reciprocal sharing of additional information (without additional charge, other than direct translation costs) regarding such Compound, such additional information regarding such Compound as the Parties mutually agree in writing which is in Tanabe's, its Affiliates' or sublicensees' possession or control regarding such Compound, and which is necessary or useful to the preclinical development of such Compound in the Rest of the World.

                      (c) "Tanabe Product Information" shall mean as to any Compound and any Product containing such Compound, provided that the Parties have first entered into a mutually acceptable written agreement regarding the reciprocal sharing of information (without additional charge, other than direct translation costs) regarding such Compound, such information regarding such Compound as the Parties mutually agree in writing which is in Tanabe's, its Affiliates' or sublicensees' possession or control regarding such Compound, and which is necessary or useful to the clinical development, regulatory approval and commercialization of such Compound in the Rest of the World.

               1.37 "Territory" means Japan, China, South Korea, Taiwan, Thailand, Cambodia, Laos, Vietnam, Indonesia, Nepal, the Philippines, Singapore, Malaysia, Hong Kong, Myanmar and Brunei; provided that in the event that the option set forth in Section 18 is exercised, the "Territory" shall also include Australia, New Zealand and other Oceania countries.

               1.38 "Use or Structure Contribution" means, with respect to Tanabe, Signal or both, an invention or discovery made by Tanabe, Signal or both, as applicable, regarding the composition of matter or use of any Compound which invention or discovery is claimed in a pending patent application or issued patent (a "Contribution

                                       9.

Patent") in any of the following countries: United States, Japan, France, Germany and the United Kingdom (the "Measurement Countries").

               1.39 "Western Pharmaceutical Partner(s)" means one or more pharmaceutical companies other than Tanabe with which Signal from time to time agrees to collaborate to develop and/or market products for the prevention or treatment of Inflammation and/or Osteoporosis outside the Territory.

        2.     RESEARCH AND DEVELOPMENT COLLABORATION; RESEARCH PERIOD

               2.1 Research Period. Unless the Collaborative Project is sooner terminated pursuant to Section 2.3(f), 13.4 or 13.5, the Collaborative Project shall terminate upon the date which is four (4) years from the Effective Date in Inflammation and Osteoporosis, respectively (the "Research Period"); provided that the Research Period may be extended twice for periods of one (1) year each by mutual written agreement of the Parties.

               2.2    Joint Obligations.

                      (a) Prioritization of Efforts. The Parties mutually agree that during the term of the Research Period each of the Parties (i) shall use its commercially reasonable efforts to carry out its responsibilities under the Collaborative Project; (ii) shall accord the Collaborative Project at least as high a priority as its other active research programs at similar stages with similar technical and commercial potential; and (iii) shall cooperate with each other in the Collaborative Project for the development of Products for the prevention or treatment of Inflammation and Osteoporosis.

                      (b) Exchange of Technical Information During Research Period. During the term of the Research Period, (i) Signal shall inform the appropriate Research and Development Committee and Tanabe, to the extent it has not already done so, of all Signal Lead Identification Information, Signal Compound Information and Signal Product Information; (ii) Tanabe shall inform the appropriate Research and Development Committee and Signal, to the extent it has not already done so, of all Tanabe Lead Identification Information, Tanabe Compound Information and Tanabe Product Information; and (iii) each Party shall provide to the other Party, to the extent it has not already done so, summary written reports regarding such additional information regarding Potential Compounds, Compounds and Main Activity Compounds which is necessary or useful for the other Party to monitor the other Party's activities and progress. Each Party will permit access at reasonable times and with reasonable frequency to the appropriate personnel of the other Party to accomplish such information exchange. Each Party shall, at least at each meeting of each Research and Development Committee, (i) provide the other party with a progress report on its efforts and results on the Collaborative Project with respect to Inflammation and Osteoporosis, as appropriate,

                                       10.

and (ii) inform the other Party of any Technical Information obtained by it to the extent and at the time required by this Section 2.2(b). Notwithstanding the foregoing, Signal shall not be entitled to disclose Tanabe Technical Information to any Western Pharmaceutical Partner until Tanabe and such Western Pharmaceutical Partner have mutually agreed in writing to share such information.

                      (c) Exchange of Technical Information After Research Period. During the term of this Agreement, but after the expiration or termination of the Research Period, (i) Signal shall inform Tanabe, to the extent it has not already done so, of all Signal Compound Information and Signal Product Information; (ii) Tanabe shall inform Signal, to the extent it has not already done so, of all Tanabe Compound Information and Tanabe Product Information; and (iii) each Party shall provide to the other Party, to the extent it has not already done so, summary written reports regarding such additional information regarding Potential Compounds, Compounds and Main Activity Compounds which is necessary or useful for the other Party to monitor the other Party's activities and progress. Each Party will permit access at reasonable times and with reasonable frequency to the appropriate personnel of the other Party to accomplish such information exchange. Notwithstanding the foregoing, Signal shall not be entitled to disclose Tanabe Technical Information to any Western Pharmaceutical Partner until Tanabe and such Western Pharmaceutical Partner have mutually agreed in writing to share such information.

               2.3    Obligations of Signal.

                      (a) Screening Efforts. Signal shall screen those compounds which Tanabe selects in its sole discretion from Tanabe Compound Libraries, all compounds from Signal Compound Libraries and all compounds from Joint Compound Libraries using Signal's proprietary and non-proprietary whole-cell and enzyme assays and carry out its other obligations as set forth in Exhibit C and the annual workplans submitted hereunder. In performing the screening, Signal shall use its commercially reasonable efforts to identify a primary Compound and a back-up Compound for at least one molecular target within each of following pathways within Inflammation: [***]; and within Osteoporosis: (i) [***]. Signal shall allocate sufficient time, effort, equipment and facilities to the Collaborative Project, and shall proceed diligently, to conduct its obligations under the Collaborative Project and to accomplish the objectives thereof. Signal shall present all results of its screening of Potential Compounds to Tanabe and the applicable Research and Development Committee for review and for the applicable Research and Development Committee to determine whether a Potential Compound meets the criteria set forth in Exhibit A. When Signal discovers a Potential Compound during the Research Period that Signal believes may meet the Selection Criteria set forth on Exhibit A hereto or otherwise determines that a Potential Compound may be desirable to Tanabe as a Chemical Lead Compound, Signal shall

                                       11.

                      ***Confidential Treatment Requested
promptly notify the applicable Research and Development Committee and present the applicable Signal Lead Identification Information. Such Research and Development Committee shall review the results of Signal's screening of such Potential Compound and such other information and notify Tanabe and Signal in writing of its determination within ninety (90) days of the receipt of such information. If such Research and Development Committee determines that a Potential Compound meets the criteria set forth in Exhibit A or otherwise determines that a Potential Compound may be desirable to Tanabe as a Chemical Lead Compound, Signal promptly shall present and supply such Potential Compound to Tanabe in accordance with Section 2.4(d). Such presentation shall include all Signal Lead Identification Information as reasonably necessary to verify the Potential Compound meets the criteria set forth in Exhibit A and sufficient quantities of drug substance to allow Tanabe to conduct studies to confirm Signal's test results. In addition, Signal shall transfer to Tanabe Signal's non-proprietary functional assays and shall assist Tanabe in implementing such assays and to confirm the activity of such Potential Compounds in such assays (provided that Tanabe shall reimburse Signal for its direct out-of-pocket costs incurred in connection with such transfer or assistance). At the end of the second year of the Research Period, the Parties will jointly reassess the appropriateness of the staffing levels and will determine whether any material changes are appropriate. If so, then the parties will in good faith determine an adjustment for the following year.

                      (b) Visiting Tanabe Scientist. During the Research Period, Signal shall accept at its research facilities up to [***] who shall be mutually agreeable to the Parties for Inflammation and/or Osteoporosis projects. Tanabe shall be responsible for all expenses relating to visas, transportation, lodging, salaries and benefits of such Tanabe scientist and Signal shall be responsible for expenses, including laboratory space, office space, instruments, equipment and materials, necessary to allow such Tanabe scientist to engage in research under the Collaborative Project on Signal's premises. The Tanabe scientist shall, to the extent possible, be included in the activities of Signal's research team for the Collaborative Project and shall be required to execute all confidentiality agreements as are used from time to time by Signal. It is acknowledged and agreed that Signal shall also be conducting research and development activities outside the scope of the Collaborative Project and shall be entitled to exclude the Tanabe scientist from participation in projects to the extent required to protect the confidentiality of such non-Collaborative Project work.

                      (c) Ongoing Screening Services. Signal shall, for a period of one (1) year following the full completion of the Research Period (all four years), provide to Tanabe, at Tanabe's request, ongoing screening services for assays developed during (and not before or after) the Research Period on compounds developed or acquired by Tanabe following the end of the Research Period. Tanabe shall pay Signal the greater of [***] and shall owe Signal the same (as applicable) license terms and royalty terms therein as outlined in Sections 4.3 and 5.4.

                                       12.
                      ***Confidential Treatment Requested

                      (d) Assistance in Chemical Modification. As and when requested by the applicable Research and Development Committee, Signal may conduct any in-vitro screening described on Exhibit A with respect to Chemical Modifications or chemical modifications of compounds from the Tanabe Compound Libraries, selected by Tanabe in its sole discretion, for the purpose of identifying Potential Compounds or Compounds under the Collaborative Project.

                      (e) Assistance in In-Vitro Studies. As and when requested by Tanabe, Signal shall study a compound, which originated from a Tanabe Compound Library and the composition of matter and use of which is characterized as a Tanabe Use or Structure Contribution, using Signal's proprietary and non-proprietary assays to attempt to define the mechanism of action of such compound in the Inflammation Pathways or Osteoporosis Pathways, as applicable. The data resulting from such studies shall be owned by Tanabe.

                      (f)    Development Obligations During Research Period.

                             .1 Western Pharmaceutical Partner.  Signal shall
enter into a collaborative research and development agreement with respect to either its Inflammation program or its Osteoporosis program not later than August 31, 1996 (a "Minimum Partnering Transaction"). If a Minimum Partnering Transaction has not occurred on or before August 31, 1996, then Tanabe shall have the right to give Signal advance written notice of, and opportunity to cure, its failure to complete a Minimum Partnering Transaction. If Signal has failed to cure such default within such notice period, then Tanabe shall be entitled to terminate the Collaborative Project with such termination being effective six (6) months after the expiration, without cure, of such notice period. The applicable notice period shall be (i) ninety (90) days or (ii) one-hundred-eighty days in the event that Tanabe has selected at least one (1) Chemical Lead Compound which is first identified after screening in a Signal primary or high throughput assay on or before the date of such notice.

                             .2 Periodic Reviews.  At Tanabe's request and not
more frequently than once in every six (6)-month period, Signal shall review with Tanabe its cash flow and headcount allocations to the Collaborative Project. As part of such review Signal shall demonstrate to Tanabe's reasonable satisfaction that (i) Signal has the ability over the following six (6)-month period to fund the Inflammation program at a level of at least [***] in [***] and [***] per year in [***] and the Osteoporosis program at a level of at least [***] in [***] and [***] per year in [***] (or such lesser or greater amount agreed to by the Parties and reflected in the workplan for that period); and
(ii) Signal is expending effort at an activity level in the Inflammation program and in the Osteoporosis program consistent with the expenditure levels set forth in clause (i) above (or such lesser or greater amount agreed to by the Parties and reflected in the workplan for that period). If Signal defaults in its obligations under clause (i) or (ii) above, then Tanabe shall have the right to give

                                       13.

                      ***Confidential Treatment Requested

Signal advance written notice of, and opportunity to cure, its defaults in its obligations under clause (i) or (ii) above. If Signal has failed to cure such default within such notice period, then Tanabe shall be entitled to terminate the Collaborative Project with such termination being effective six (6) months after the expiration, without cure, of such notice period. The applicable notice period shall be [***].

                             .3  Commitment of FTEs.  Signal shall allocate at
least that number of research personnel (measured as full-time equivalents ("FTEs") and post-doctoral fellows ("Post-Docs")) to the Inflammation program and the Osteoporosis program as are set forth in the following schedule ("Minimum Staffing Requirement"):

        Inflammation Program      Allocated FTEs & Post-Docs
        --------------------      --------------------------
        [***]                     [***]

        Osteoporosis Program      Allocated FTEs & Post-Docs
        --------------------      --------------------------
        [***]                     [***]

If the Minimum Staffing Requirement has not been met during any one year period, then Tanabe shall have the right to give Signal advance written notice of, and opportunity to cure, its failure to meet the Minimum Staffing Requirement. If Signal has failed to cure such default within such notice period, then Tanabe shall be entitled to terminate the Collaborative Project with such termination being effective six (6) months after the expiration, without cure, of such notice period. The applicable notice period shall be [***].

                      (g) Active Development in Inflammation and Osteoporosis. Signal must use at least such level of efforts, in accordance with Signal's business, legal, medical and scientific judgement and Signal's normal practices and procedures, to continue the development of Compounds, Clinical Candidates or Products licensed to Signal in this Agreement through pre-clinical and clinical studies, and other registration directed activities as Signal spends on its own products in pre-clinical and clinical study with similar technical and commercial potential in the Rest of the World.

                                       14.

                      ***Confidential Treatment Requested

               2.4    Obligations of Tanabe.

                      (a) Delivery of Compound Library. As soon as reasonably feasible, but in no event later than sixty (60) days after the execution of this Agreement, Signal shall request and Tanabe shall deliver to Signal up to [***] organic compounds and [***] samples of [***] which shall be selected by Tanabe in its sole discretion from Tanabe Compound Libraries in a high throughput format reasonably necessary to enable Signal to screen, for use in Signal's screening activities. Thereafter, Tanabe shall make available such additional compounds from the Tanabe Compound Libraries as Tanabe determines in its sole discretion. All compounds from Tanabe Compound Libraries provided to Signal under this Agreement shall be and remain the sole property of Tanabe, shall (other than Compounds) be used by Signal solely for the purpose of carrying out its obligations under this Agreement, and shall (other than Compounds) not be transferred to any other Person for any purpose unless agreed to by the Parties pursuant to Section 6 of this Agreement. Tanabe may request Signal to conduct chemical modification, structural elucidation and testing of compounds from Tanabe Compound Libraries. Except to the extent so requested, Signal shall not undertake any efforts to elucidate the structure of any compound from the Tanabe Compound Libraries delivered to it by Tanabe for in-vitro testing or make any chemical modifications thereof until such compound is designated as a Chemical Lead Compound pursuant to Section 2.4(d) below.

                      (b) Tanabe Screening Activities. Subject to the provisions of Sections 5.4(a)(v), (vi), (vii) and (viii) below, during the Research Period, Tanabe shall have the right to screen any compounds in any assays whatsoever.

                      (c) Assistance in Screening Activities. As and when requested by the applicable Research and Development Committee, Tanabe may conduct any animal studies described on Exhibit A with respect to Potential Compounds. Tanabe agrees that it will not, in connection with any such studies, undertake any efforts to elucidate the structure of any Potential Compounds from the Signal Compound Libraries delivered to it by Signal for animal testing until such Potential Compounds are designated as Chemical Lead Compounds pursuant to
Section 2.4(d) below.

                      (d) Evaluation Obligations; Chemical Lead Compounds. The applicable Research and Development Committee shall have a period of ninety (90) days from the date a Potential Compound is delivered to it pursuant to Section 2.3(a), to review such Potential Compound for the purpose of confirming that such Potential Compound meets the Selection Criteria set forth on Exhibit A hereto. Tanabe shall have the right, within thirty (30) days after such ninety
(90) day period, to either (i) designate such Potential Compound for Active Development as a Chemical Lead Compound or (ii) reject such Potential Compound. Tanabe shall request samples of such Potential Compound not later than two (2) months after first notification by Signal to the


                                       15.

                      ***Confidential Treatment Requested
applicable Research and Development Committee of Signal's determination pursuant to Section 2.3(a) that such Potential Compound may meet the Selection Criteria set forth on Exhibit A hereto or that a Potential Compound otherwise may be desirable to Tanabe as a Chemical Lead Compound (to allow Tanabe to set up its feasibility tests). Provided that Signal has assisted Tanabe in transferring and implementing such feasibility tests pursuant to Section 2.3(a), Tanabe shall notify Signal in writing within thirty (30) days after receipt of the drug substance of a Potential Compound whether it agrees with the determination of the applicable Research and Development Committee that a Potential Compound meets the criteria set forth in Exhibit A or that a Potential Compound otherwise shall be designated by Tanabe as a Chemical Lead Compound. Any Potential Compound designated by Tanabe (whether or not it meets the Selection Criteria set forth in Exhibit A) shall thereafter be a "Chemical Lead Compound." Any Potential Compound which is presented to Tanabe and not designated by Tanabe as a Chemical Lead Compound shall thereafter no longer be subject to the Collaborative Project. Prior to the designation of a Potential Compound from a Signal Compound Library as a Chemical Lead Compound pursuant to Section 2.4(d), Tanabe shall not engage in any attempts to elucidate the chemical structure of such Potential Compound, make any chemical modification to such Potential Compound, or test such Potential Compound for use outside the Inflammation Pathways or the Osteoporosis Pathways, as applicable.

                      (e) Development and Qualification of Chemical Lead Compounds. Once a Potential Compound has been designated as a Chemical Lead Compound for any of (i) with respect to Inflammation: [***], and (ii) with respect to Osteoporosis [***], then Tanabe shall promptly conduct any chemical modifications or studies necessary with respect to such Compound to determine whether or not any such Compound meets the criteria for a Clinical Candidate as set forth in Exhibit B or Tanabe otherwise desires to designate such Compound as a Clinical Candidate. Subject to the limitations of Section 4.3, any Compound that Tanabe designates as a Clinical Candidate shall thereafter be a "Clinical Candidate" and such designation shall be subject to the milestone payment as described in Section 4.3(a) below. If Tanabe files in the Territory a request for initiation of human clinical studies of a Compound prior to designating such Compound as a Clinical Candidate, then upon the filing in the Territory of a request for initiation of human clinical studies for such Compound, such Compound thereafter shall be a "Clinical Candidate" and such designation shall be subject to the milestone payment as described in Section 4.3(a) below. All Potential Compounds from Signal Compound Libraries provided to Tanabe under this Agreement shall be and remain the sole property of Signal, shall (other than Compounds) be used by Tanabe solely for the purpose of carrying out its obligations under this Agreement and shall (other than Compounds) not be transferred to any other Person for any purpose unless agreed to by the Parties pursuant to this Agreement. Tanabe agrees that it will not, in connection with any such studies, undertake any efforts to elucidate the structure of any Potential Compounds

                                       16.

                      ***Confidential Treatment Requested
from the Signal Compound Libraries delivered to it by Signal until such Potential Compounds are designated as Chemical Lead Compounds pursuant to
Section 2.4(d) above.

                      All Chemical Modifications developed from (i) Signal Compounds shall constitute Signal Compounds, (ii) Tanabe Compounds shall constitute Tanabe Compounds, and (iii) Collaboration Compounds shall constitute Collaboration Compounds. To the extent either Party creates a Chemical Modification, such Party shall endeavor to provide the other Party with [***] of each Chemical Modification and a summary report describing how such Chemical Modification was synthesized and characterized.

                      (f) Reversion of Rights to Compounds. Notwithstanding any other Section of this Agreement, if Tanabe "abandons its efforts" to conduct research, pre-clinical and clinical development, application for Regulatory Approval and commercialization of Compounds, Clinical Candidates and Products which may be used in the prevention or treatment of Inflammation in the Territory, then upon ninety (90) days prior written notice from Signal, the exclusive right and license granted to Tanabe under Section 5.1 in all Compounds, Clinical Candidates and Products which may be used in the prevention or treatment of Inflammation in the Territory shall terminate and such exclusive right and license granted to Tanabe under Section 5.1 shall revert to Signal. Tanabe shall not have "abandoned its efforts" if Tanabe at any such time either [***]

                            Notwithstanding any other Section of this Agreement,
if Tanabe "abandons its efforts" to conduct research, pre-clinical and clinical development, application for Regulatory Approval and commercialization of Compounds, Clinical Candidates and Products which may be used in the prevention or treatment of Osteoporosis in the Territory, then upon ninety (90) days prior written notice from Signal, the exclusive right and license granted to Tanabe under Section 5.1 in all Compounds, Clinical Candidates and Products which may be used in the prevention or treatment of Osteoporosis in the Territory shall terminate and such exclusive right and license granted to Tanabe under Section
5.1 shall revert to Signal. Tanabe shall not have "abandoned its efforts" if Tanabe at any such time either [***]

                      (g) Visiting Signal Scientist. During the Research Period, Tanabe shall accept at its research facilities up to [***] who shall be mutually agreeable to the Parties for Inflammation and/or Osteoporosis projects. Signal

                                       17.

                      ***Confidential Treatment Requested
shall be responsible for all expenses relating to visas, transportation, lodging, salaries and benefits of such Signal scientist and Tanabe shall be responsible for expenses, including laboratory space, office space, instruments, equipment and materials, necessary to allow such Signal scientist to engage in research on Tanabe's premises under the Collaborative Project. The Signal scientist shall, to the extent possible, be included in the activities of Tanabe's research team for the Collaborative Project and shall be subject to all confidentiality obligations as are imposed usually by Tanabe. It is acknowledged and agreed that Tanabe shall also be conducting research and development activities outside the scope of the Collaborative Project and shall be entitled to exclude the Signal scientist from participation in projects to the extent required to protect the confidentiality of such non-Collaborative Project work.

               2.5 Research and Development Committees. In order to effectively coordinate and communicate their respective research and development efforts in Inflammation and Osteoporosis: (i) Signal and Tanabe shall each promptly appoint their representatives to the Joint Inflammation Committee and the Joint Osteoporosis Committee; and (ii) each of Signal and Tanabe shall delegate the powers and authority to the Joint Inflammation Committee and the Joint Osteoporosis Committee that each Party deems desirable to allow each Research and Development Committee to effectively coordinate and communicate the Parties' respective efforts under the Collaborative Project in Inflammation and Osteoporosis, respectively; provided, that neither such Research and Development Committee shall have the power to enter into contracts or otherwise bind either of the Parties. Without limitation, each Research and Development Committee shall be responsible for (i) coordinating the research activities with respect to Compounds for the treatment of Inflammation or Osteoporosis, as applicable;
(ii) working with Signal to prepare annual workplans for the testing, evaluation and identification of Potential Compounds as potential Chemical Lead Compounds, and the Chemical Modification, testing, evaluation and identification of Compounds as potential Clinical Candidates; (iii) assisting Signal in preparing annual budgets corresponding to such workplans; (iv) monitoring performance under the Collaborative Project in relation to the annual workplans and expenditures in relation to the corresponding budgets; and (v) reviewing the information regarding Potential Compounds and determining whether Potential Compounds satisfy the criteria set forth in Exhibit A. Each Party may change any of its representatives at any time and from time to time by written notice to the other Party prior to appointing a new representative to either Committee. Any vacancy on a Research and Development Committee caused by death, resignation, disability or otherwise shall be filled within thirty (30) days following the occurrence of such vacancy.

               2.6 Meetings of the Research and Development Committees. The Research and Development Committees shall each meet, during the term of the Research Period, at least every six (6) months beginning as soon as possible after the Effective Date of this Agreement, and thereafter upon request by either Party (not to exceed four (4) meetings per year unless mutually agreed upon), at sites which shall be

                                       18.

designated by each of the Parties in alternating sequence, with the first meeting to be held as soon as practicable. Meetings are expected to be held either at the offices of Signal or Tanabe or at some other mutually agreeable site. Each Party shall pay its own costs in attending meetings of each Research and Development Committee. Executive officers from Signal or Tanabe may attend such meetings at their discretion.

               Once during each year, at annual meetings during the Research Period, the Research and Development Committees will conduct an annual review of the actual progress of the Collaborative Project with respect to Inflammation or Osteoporosis, as appropriate (the "Annual Review"), will review and approve the development plans, workplans and budgets and objectives for the Collaborative Project for the following year, and will take such mutually agreeable actions as may be reasonable to facilitate the commercial success of the Collaborative Project with respect to Inflammation or Osteoporosis, as appropriate.

               2.7 Procedure. A hosting Party shall designate a member to act as Chairman of each Research and Development Committee meeting. Each such Chairman shall be responsible for developing an agenda for the meeting to be chaired by him or her and shall distribute such agenda no later than fourteen (14) days prior to the scheduled meeting. The Chairman shall promptly, after each meeting, prepare and distribute to the members minutes reflecting the discussions of the Research and Development Committee. All meetings shall be conducted and records kept in English.

               2.8 Dispute Resolution. In the event that a Research and Development Committee is unable to resolve any disagreement, either Party shall do their best efforts to resolve the dispute amicably, and shall prior to proceeding with any dispute resolution mechanisms conduct a meeting of the president of Signal and the Senior Executive Director of Research and Development of Tanabe to attempt in good faith to resolve such dispute.

               2.9    Exclusivity.

                      (a)    Signal Obligations.

                             (i)  During the Research Period, Signal shall not,
and shall cause its Affiliates and (sub)licensees collaborating with Signal in the development of Compounds, including the Western Pharmaceutical Partner, not to, conduct any research, development or commercialization activities relating to the discovery or use of compounds in an Inflammation Pathway(s) for the prevention or treatment of Inflammation (to the extent, with respect to any (sub)licensee, such collaboration involves such Inflammation Pathway(s)), or in an Osteoporosis Pathway(s) for the prevention or treatment of Osteoporosis (to the extent, with respect to any (sub)licensee, such collaboration involves such Osteoporosis Pathway(s)), in the Territory, for its own benefit, or with or for the benefit of any other Person, other than to the extent that any

                                       19.

compounds developed for use in the respective pathways shall be licensed to Tanabe hereunder in the Territory;

                             (ii) Following the Research Period but during the
term of this Agreement, Signal shall not, and shall cause its Affiliates and
(sub)licensees collaborating with Signal in the development of Compounds, including the Western Pharmaceutical Partner, not to, conduct any research, development or commercialization activities relating to the use of Main Activity Compounds in an Inflammation Pathway(s) for the prevention or treatment of Inflammation (to the extent, with respect to any (sub)licensee, such collaboration involves such Inflammation Pathway(s)), or in an Osteoporosis Pathway(s) for the prevention or treatment of Osteoporosis (to the extent, with respect to any (sub)licensee, such collaboration involves such Osteoporosis Pathway(s)), in the Territory, for its own benefit, or with or for the benefit of any other Person, other than to the extent that any Main Activity Compounds developed for use in the respective pathways shall be licensed to Tanabe hereunder in the Territory;

                             (iii)  During the term of the Agreement and subject
to the provisions of Section 2.4(f), Signal shall not, and shall cause its Affiliates and (sub)licensees collaborating with Signal in the development of Compounds, including the Western Pharmaceutical Partner, not to, conduct any research, development or commercialization activities relating to the use of (a) Compounds, (b) Potential Compounds or (c) chemical modifications of Potential Compounds which if they were tested during the Research Period would have been Potential Compounds, for its own benefit, or with or for the benefit of any other Person, other than to the extent that any compounds described in clauses
(a) through (c) above developed for use in the respective pathways shall be licensed to Tanabe hereunder in the Territory; and

                             (iv) During the term of this Agreement, Signal
shall not, and shall cause its Affiliates and (sub)licensees collaborating with Signal in the development of Compounds, including the Western Pharmaceutical Partner, not to, conduct any research, development or commercialization activities relating to the use of any Tanabe Compound other than in the prevention or treatment of Inflammation or Osteoporosis in the Rest of the World, for its own benefit, or with or for the benefit of any other Person, unless such Tanabe Compound first is designated by Tanabe as a Clinical Candidate or Signal, its Affiliate or sublicensee has [***]

                      (b)    Tanabe Obligations.

                             (i)  During the Research Period, Tanabe shall not,
and shall cause its Affiliates and (sub)licensees collaborating with Tanabe in the development of Compounds not to, conduct any research, development or commercialization activities relating to the discovery or use of compounds in an Inflammation Pathway(s) for the

                                       20.

                      ***Confidential Treatment Requested
prevention or treatment of Inflammation (to the extent, with respect to any (sub)licensee, such collaboration involves such Inflammation Pathway(s)), or in an Osteoporosis Pathway(s) for the prevention or treatment of Osteoporosis (to the extent, with respect to any (sub)licensee, such collaboration involves such Osteoporosis Pathway(s)), in the Rest of the World, for its own benefit, or with or for the benefit of any other Person, other than to the extent that any compounds developed for use in the respective pathways shall be licensed to Signal hereunder in the Rest of the World;

                             (ii) Following the Research Period but during the
term of this Agreement, Tanabe shall not, and shall cause its Affiliates and
(sub)licensees collaborating with Tanabe in the development of Compounds not to, conduct any research, development or commercialization activities relating to the use of Main Activity Compounds in an Inflammation Pathway(s) for the prevention or treatment of Inflammation (to the extent, with respect to any (sub)licensee, such collaboration involves such Inflammation Pathway(s)), or in an Osteoporosis Pathway(s) for the prevention or treatment of Osteoporosis (to the extent, with respect to any (sub)licensee, such collaboration involves such Osteoporosis Pathway(s)), in the Rest of the World, for its own benefit, or with or for the benefit of any other Person, other than to the extent that any Main Activity Compounds developed for use in the respective pathways shall be licensed to Signal hereunder in the Rest of the World;

                             (iii) During the term of the Agreement, Tanabe
shall not, and shall cause its Affiliates and (sub)licensees collaborating with Tanabe in the development of Compounds not to, conduct any research, development or commercialization activities relating to the use of (a) Compounds, (b) Potential Compounds, (c) chemical modifications of Potential Compounds which if they were tested during the Research Period would have been Potential Compounds, or (d) compounds identified from the Tanabe Compound Libraries which if they were tested during the Research Period would have been Potential Compounds, for its own benefit, or with or for the benefit of any other Person, other than to the extent that any compounds described in clauses (a) through (d) above developed for use in the respective pathways shall be licensed to Signal hereunder in the Rest of the World; and

                             (iv) During the term of this Agreement, Tanabe
shall not, and shall cause its Affiliates and (sub)licensees collaborating with Tanabe in the development of Compounds not to, conduct any research, development or commercialization activities relating to the use of any Signal Compound other than in the prevention or treatment of Inflammation or Osteoporosis in the Territory, for its own benefit, or with or for the benefit of any other Person, unless such Signal Compound first is designated by Tanabe as a Clinical Candidate.


                                       21.

        3.     PRODUCT DEVELOPMENT.

               3.1 Development Activities. Tanabe shall control all activities regarding the pre-clinical and clinical development, application for Regulatory and Pricing Approval and commercialization of all Compounds, Clinical Candidates and Products in the Territory. Signal shall control all activities regarding the pre-clinical and clinical development, application for Regulatory Approval and commercialization of all Compounds, Clinical Candidates and Products in the Rest of the World. If the parties mutually agree, Signal and Tanabe shall, in mutual cooperation with one another, establish a development plan for each Compound, Clinical Candidate and Product with respect to the development and regulatory approval of such Product on a worldwide basis (the "Development Plan"). In the event that both Parties are unable to agree on the Development Plan, Tanabe's decisions shall control all activities regarding the pre-clinical and clinical development, application for Regulatory and Pricing Approval and commercialization of all Compounds, Clinical Candidates and Products in the Territory and Signal's decisions shall control all activities regarding the pre-clinical and clinical development, application for Regulatory and Pricing Approval and commercialization of all Compounds, Clinical Candidates and Products in the Rest of the World; provided that in no event will either Party (and Signal shall similarly bind its Western Pharmaceutical Partner) knowingly take any action that will unnecessarily impair the other Party's efforts to have a Product achieve the relevant Regulatory Approvals. Each Party shall immediately inform the other at such time as it receives notice of any governmental or regulatory approvals and disapprovals for Products. Signal shall not be entitled to share any information received pursuant to this Section 3.1 with its Western Pharmaceutical Partner until Tanabe and such Western Pharmaceutical Partner have reached an agreement covering such exchange of information.

               3.2 Development Efforts. Once a Clinical Candidate has been designated by Tanabe, Tanabe shall use its good faith efforts in proceeding with
(i) the development, testing and, where applicable, manufacturing of a Product based on such Clinical Candidate or Chemical Modification thereof, including, without limitation, pre-clinical and clinical development, (ii) obtaining Regulatory and Pricing Approvals in the Territory and (iii) the subsequent manufacturing, marketing and sale of that Product in the Territory. Tanabe shall exercise its reasonable efforts and diligence in conducting such activities with respect to any Compound, Clinical Candidate or Product in accordance with Tanabe's business, legal, medical and scientific judgment and Tanabe's normal practices and procedures for compositions having similar technical and commercial potential for similar uses.

               3.3 Inflammation Clinical Matters. Tanabe shall take all reasonable action and bear all costs to conduct the regulatory application and pre-clinical and clinical testing and the development of all Inflammation Products that result from the Collaborative Project contemplated by this Agreement within the Territory.


                                       22.

               3.4 Osteoporosis Clinical Matters. Tanabe shall take all reasonable action and bear all costs to conduct the regulatory application and pre-clinical and clinical testing and the development of all Osteoporosis Products that result from the Collaborative Project contemplated by this Agreement within the Territory.

               3.5 Synthesized Compounds; Manufacturing. In the event Tanabe synthesizes Compounds or Clinical Candidates, Tanabe agrees to cooperate with Signal, based upon its manufacturing and supply capabilities, to make a reasonable effort to make research quantities of such Compounds or Clinical Candidates, as the case may be, available to Signal at a reasonable cost plus shipping charges. Tanabe agrees that, during the term of this Agreement, Tanabe will at the request of Signal negotiate in good faith with Signal with respect to entering into a manufacturing and supply agreement pursuant to which Tanabe would provide Signal with Signal's (but not its Western Pharmaceutical Partner's, which shall be subject to Tanabe's agreement with such Western Pharmaceutical Partner) requirements of each Inflammation and Osteoporosis Compound or Product selected for development hereunder.

        4.     PAYMENT.

               4.1 Initial Payment. Within ten (10) days following execution of this Agreement, Tanabe shall pay to Signal, in consideration of the licenses granted by Signal to Tanabe hereunder, [***] by wire transfer of immediately available funds to the Signal bank account set forth in Section 4.4.

               4.2 Research Funding. In consideration of Signal's research obligations set forth in Section 2 hereof, Tanabe shall pay to Signal the following amounts: (a) with respect to the Inflammation Program, [***] per year of the Research Period; and (b) with respect to the Osteoporosis Program, (i) [***] per annum for the [***] following the Effective Date [***], and (ii) [***] per year of the Research Period for each year following [***]. The per annum payments shall be made in two (2) equal semi-annual installments, in advance, with the first payment being due within ten (10) days following execution of this Agreement and subsequent payments being due and payable at each six (6) month interval thereafter by wire transfer of immediately available funds to the Signal bank account set forth in Section 4.4. At the end of each year, Signal shall determine its actual spending with respect to each program on a fully-allocated cost basis and in the event that the research funding received from Tanabe exceeds [***] of Signal's actual expenditures in [***] of the Research Period for Inflammation and in years [***] of the Research Period for Osteoporosis, then Signal shall refund such excess to Tanabe within ninety (90) days after the end of each of [***], and shall prepare and provide Tanabe with a written report in reasonable specific detail of all expenditures by Signal (on a fully-allocated cost basis determined in accordance with generally accepted accounting principles consistently applied) under the Collaborative Project during the

                                       23.

                      ***Confidential Treatment Requested
preceding one (1) year period, compared to the budgeted amounts therefor, and itemized by program and major cost category for such reporting period. In the event that Tanabe terminates the Research Period with respect to either Inflammation or Osteoporosis or both prior to the completion of [***], pursuant to Section 2.3(f), 13.4 and 13.5 hereof, then Tanabe shall continue to fund its otherwise applicable funding obligations until the effective date of such termination. Signal shall keep complete and accurate records in sufficient detail to properly reflect all expenditures by Signal under the Collaborative Project. Upon the written request of Tanabe and not more than once in each calendar year, Signal shall permit an independent certified public accounting firm of internationally recognized standing, selected by Tanabe and reasonably acceptable to Signal, at Tanabe's expense, to have access during normal business hours to such of the records of Signal as may be reasonably necessary to verify the accuracy of the research expenditure reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Tanabe only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

               4.3 Milestone Payments. Tanabe shall pay to Signal each of the amounts set forth below, by wire transfer of immediately available funds to the Signal bank account set forth in Section 4.4, upon the first achievement of each of the milestones set forth below, except that if a Compound is subsequently approved for indications other than Inflammation or Osteoporosis, the milestone payment described in Section 4.3(d) if not previously paid with respect to such Compound will be payable by Tanabe to Signal for such approved indication.

                      (a) Upon the [***]

                      (b) Upon the [***]

                      (c) Upon the [***]

                      (d) Upon receipt of governmental Pricing Approval for a Product, but in no event later than the first end user sale of such Product for any

                                       24.

                      ***Confidential Treatment Requested

[***]

Notwithstanding the foregoing, (i) Tanabe shall not be required to [***], and
(ii) the maximum aggregate amount which Tanabe shall be required to pay pursuant to this Section 4.3 with respect to all Compounds and Products shall be [***], and (iii) [***]

               4.4 Payment Terms. All payments under this Agreement shall be by wire transfer of immediately available funds to the bank account set forth below and shall be non-refundable (except as otherwise set forth herein).

                    First Interstate Bank of California #657
                                 136 2nd Avenue
                                  P.O. Box 1488
                        San Mateo, California 94401-0870
                               Routing: 122000218
                       Name: Signal Pharmaceuticals, Inc.
                           Account Number: [***]

        5.     LICENSES OF TECHNOLOGY; ROYALTIES.

               5.1 License to Tanabe.

                      (a) Subject to the terms and conditions of this Agreement and the payment in full of any milestone obligations which are owing to Signal as set forth in Section 4.3, Signal hereby grants to Tanabe an exclusive (even as to Signal) license under the Signal Patents, the Joint Patents and, to the extent required to be provided pursuant to Section 2.2 and 2.3, the Signal Technical Information to develop, make, have made, use, sell, have sold and import Products in the Territory.

                      (b) Subject to the terms and conditions of this Agreement, Tanabe shall have the right to grant licenses or sublicenses to develop, make, have made, use, sell, have sold, and import Products in the Territory, provided that such licensees and sublicensees agree in writing to be bound by the applicable terms, if any, of this Agreement. Tanabe shall be responsible for the operations and activities of its licensees and sublicensees as if such operations and activities were carried out by Tanabe. As to each sublicense of a Signal Patent or a Joint Patent, Tanabe agrees to deliver to Signal notification of each sublicense granted by Tanabe and termination thereof, within fifteen

                                       25.

                      ***Confidential Treatment Requested

(15) days after execution or termination, setting forth the name of the sublicensee and the territory as to which the sublicense is effective.

               5.2    License to Signal.

                      (a) Subject to the terms and conditions of this Agreement, Tanabe hereby grants to Signal an exclusive (even as to Tanabe), license under the Tanabe Patents, the Joint Patents and, to the extent required to be provided pursuant to Section 2.2, the Tanabe Technical Information, to develop, make, have made, use, sell, have sold and import Products in the Rest of the World.

                      (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 6.3 hereof, Signal shall have the right to grant licenses or sublicenses to develop, manufacture, market and sell all Products in the Rest of the World provided that such licensees and sublicensees agree in writing to be bound by the applicable terms, if any, of this Agreement. Signal shall be responsible for the operations and activities of its licensees and sublicensees as if such operations and activities were carried out by Signal. As to each sublicense of a Tanabe Patent or a Joint Patent, Signal agrees to deliver to Tanabe notification of each sublicense granted by Signal and termination thereof, within fifteen (15) days after execution or termination, setting forth the name of the sublicensee and the territory as to which the sublicense is effective.

               5.3 Improvements. Any modification or improvement to the Compounds and/or Products (including any Tanabe Technical Information or Signal Technical Information regarding to such modification) licensed under this Agreement made before the termination of this Agreement shall be included in the license(s) granted under this Section 5 without additional charge to the licensing Party. The Parties agree to promptly disclose any such modifications or improvements.

               5.4 Royalty Payments; Reports. Tanabe shall, (i) for a period equaling the longer of ten (10) years from the date of the initial sale of each Product for each indication in the Territory or the expiration of the last Signal Patent, Joint Patent or Tanabe Patent (including in each case patents deemed to exist as a result of a Use or Structure Contribution by Tanabe, Signal or both Parties) which claims the use or sale of such Product in the country of sales, pay to Signal a royalty in U.S. dollars equal to the percentages ("Royalty Rates") set forth in Exhibit D and (ii) for so long as sales of any Product gives rise to an obligation by Signal to pay patent royalties to a Third Party, reimburse Signal for any and all such Third-Party patent royalties ("Third-Party Royalties"), subject to Section 5.4(e) below, due by Signal pursuant to its license ("Reimbursements"). Thereafter, [***] Tanabe shall remain liable for all royalties payable by its Affiliates or sublicensees.


                                       26.


                      ***Confidential Treatment Requested

                      (a) The applicable Royalty Rate shall be determined on the basis of:

                             (i)   [***]


                             (ii)  [***]

                             (iii) [***]

                             (iv)  [***]

                             (v)   [***]

                        (A) if the applicable Research and Development Committee determines that the greater therapeutically relevant activity of such Compound is identified in the Tanabe Other Screen, the screening of such Compound shall constitute a Signal Use or Structure Contribution (to the extent there exists either a Signal or a Tanabe Contribution Patent which claims the use of such Compound); provided, however, that the applicable Royalty Rate in the Territory shall be reduced by [***], the applicable Royalty Rate in the Rest of the World shall be increased by [***], the applicable milestone credit shall be increased by [***]; and

                        (B) if the applicable Research and Development Committee determines that the greater therapeutically relevant activity of

                                       27.


                      ***Confidential Treatment Requested
                              such Compound is identified in the Signal Screen, the screening of such Compound shall constitute a Signal Use or Structure Contribution (to the extent there exists either a Signal or a Tanabe Contribution Patent which claims the use of such Compound).

                             (vi)  If Signal demonstrates to the satisfaction of
the applicable Research and Development Committee that a Compound is Active in a Signal Screen when screened by Signal, and Tanabe is unable to demonstrate to the satisfaction of the applicable Research and Development Committee that such Compound is Active in a Tanabe Other Screen when screened by Tanabe, then for purposes of calculating the applicable Royalty Rate in the Territory and the Rest of the World and the applicable milestone credit, the screening of such Compound shall constitute a Signal Use or Structure Contribution (to the extent there exists either a Signal or a Tanabe Contribution Patent which claims the use of such Compound).

                             (vii) If Signal is unable to demonstrate to the
satisfaction of the applicable Research and Development Committee that a Compound is Active in a Signal Screen when screened by Signal, and Tanabe demonstrates to the satisfaction of the applicable Research and Development Committee that such Compound is Active in a Signal Screen or a Tanabe Other Screen when screened by Tanabe, then for purposes of calculating the applicable Royalty Rate in the Territory and the Rest of the World and the applicable milestone credit, the screening of such Compound shall constitute a Tanabe Use or Structure Contribution (to the extent there exists either a Tanabe or a Signal Contribution Patent which claims the use of such Compound).

                             (viii) For purposes of Sections 5.4(a)(v), (vi) and
(vii), "Active" means, with respect to any Compound in any Signal Screen or Tanabe Other Screen, that such Compound exhibits at least [***] in such Signal Screen or Tanabe Other Screen.

                             (ix) In the event the applicable claim(s) of a
Structure Patent or a Use Patent falls within the scope of the applicable claim(s) of another Structure Patent or Use Patent, the Parties shall determine whether any of the claims of one such patent "dominate" the claims of the other patent(s) and the applicable Royalty Rate shall be determined on the basis of which patents are "Dominant Patents." For purposes of this Agreement, a "Dominant Patent" means, with respect to any Compound, a patent application or issued patent of which the priority date is the earliest among all patent applications or patents which claim the composition of matter (in the case of Structure Patents) or the use (in the case of Use Patents) which would be infringed, absent the ownership thereof or the licenses granted herein, by the use or sale of a Product containing such Compound as an active ingredient.


                                       28.

                      ***Confidential Treatment Requested

                             (x)  In the event that a majority of the members
of the applicable Research and Development Committee is unable to agree upon any determination or decision under Section 5.4(a)(v), (vi) or (vii) above, then the parties first shall attempt to resolve such disagreement pursuant to Section 2.8 above, and if the parties are unable to so resolve such disagreement, such disagreement shall be finally resolved by binding arbitration pursuant to
Article 7 below.

                      In the event the applicable claim(s) of a Structure Patent or a Use Patent falls within the scope of the applicable claim(s) of another Structure Patent or Use Patent, the Parties shall determine whether any of the claims of one such patent "dominate" the claims of the other patent(s) and the applicable Royalty Rate shall be determined on the basis of which patents are "Dominant Patents." For purposes of this Agreement, a "Dominant Patent" means, with respect to any Compound, a patent application or issued patent of which the priority date is the earliest among all patent applications or patents which claim the composition of matter (in the case of Structure Patents) or the use (in the case of Use Patents) which would be infringed, absent the ownership thereof or the licenses granted herein, by the use or sale of a Product containing such Compound as an active ingredient.

                      (b) If the Compound originated from a Tanabe Compound Library which is a "natural product library", then the applicable Royalty Rate shall [***] unless annual Net Sales of the Product in the Territory are [***] in which case the Royalty Rate in any such year shall not be reduced.

                      (c) A [***] Royalty Rate corresponding to [***] shall apply as follows:

                             Annual Net Sales             Royalty Rate Tier

                                 [***]                         [***]
                                 [***]                         [***]
                                 [***]                         [***]

                      For example, if a Product contains a Compound which originated from a compound in a Tanabe Compound Library, was screened by Signal in its primary assays resulting in a Signal Use or Structure Contribution (and is claimed or deemed to be claimed in a Signal Use Patent), and was chemically modified by Tanabe resulting in a Tanabe Use or Structure Contribution (and is claimed or deemed to be claimed in a Tanabe Structure Patent), then the Royalty Rates applicable to sales of the Product in the Territory are 6.5% for annual Net Sales less than $50,000,000 (Tier 1), 7.5% for annual Net Sales between $50,000,000 and $100,000,000 (Tier 2) and 8.5% for annual Net Sales above $100,000,000 (Tier 3). With respect to Signal's sales of the Product in

                                       29.

                      ***Confidential Treatment Requested
the Rest of the World, the applicable Royalty Rate is [***].

                      (d) Tanabe shall be entitled to credit up to the percentage set forth on Exhibit D of its aggregate milestone payments made pursuant to Section 4.3 above against up to [***] of any royalty payment then due Signal (excluding from such credit any pass-throughs of Third Party Royalties).

                      (e) Reimbursements payable by Tanabe with respect to Third- Party Royalties in the Territory shall not exceed (i) [***] with respect to each Product derived from a Tanabe Compound Library or (ii) [***] of Net Sales, with respect to each Product derived from a Signal Compound Library. Any Third Party Royalties payable with respect to a Joint Compound Library derived Product shall be paid by the Party responsible for the sale(s) on which a Third-Party Royalty is payable, including sales by its Affiliates, licensees and sublicensees (other than the other Party).

                      (f) Tanabe shall provide a royalty report and, if applicable, a royalty payment to Signal every six (6) months. The report and payment relating to Net Sales shall be provided within sixty (60) days after the end of March and September of each calendar year, and shall include all sales of Products by Tanabe and its Affiliates and sublicensees.

                      (g) Tanabe shall provide Signal with a nonbinding, but good faith estimate, quarterly forecast of its projected sales of any Product during the upcoming calendar year not later than thirty (30) days prior to the start of each calendar year.

                      (h) Signal shall provide to Tanabe a report detailing the calculation of the Reimbursements, together with a copy of the agreement providing for such Third Party royalties, within two (2) months of receiving the Tanabe royalty report. The payment for the Reimbursements shall be due and payable within one (1) month of receipt by Tanabe.

                      (i) Tanabe shall keep, and require any Affiliate, licensee and sublicensee to keep, for a period of not less than seven (7) years, complete and accurate records of all Net Sales (including all discounts, rebates, returns and allowances) of each Product. Signal shall have the right, at Signal's sole expense, through an independent certified public accounting firm of internationally recognized standing, selected by Signal and reasonably acceptable to Tanabe, and following reasonable notice, to examine such records during regular business hours during the life of the Tanabe obligation to pay royalties on Net Sales of each Product, Delivery Systems Product and Combination Product; provided, however, that such examination shall not (i) be of records for any year ending not more than twenty-four (24) months prior to the date of such request, and (ii) take place more than once in any calendar year; and provided, further, that, such

                                       30.

                      ***Confidential Treatment Requested
accountants shall report to Signal only as to the accuracy of the royalty statements and payments. Copies of such reports shall be supplied to Tanabe. In the event the report demonstrates that Tanabe has underpaid royalties, Tanabe shall pay such royalties immediately upon request of Signal. If Tanabe has overpaid royalties, Tanabe may deduct such overpayments from future royalties owed to Signal. The fees charged by such accounting firm shall be paid by Signal; provided, however, if the audit discloses that the royalties payable by Tanabe for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Tanabe shall pay the reasonable fees and expenses charged by such accounting firm. Signal shall treat all financial information subject to review under this Section 5.4(i) as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

                      (j) Any tax paid or required to be withheld by Tanabe for the benefit of Signal on account of royalties payable to Signal under this Agreement shall be deductible from the amount of royalties otherwise due. Tanabe shall secure and send to Signal proof of any such taxes withheld and paid by Tanabe for the benefit of Signal and shall, at Signal's request, provide reasonable assistance to Signal in recovering said taxes, if possible.

                      (k) The parties shall use all reasonable efforts to minimize any withholding taxes required to be taken on any amounts paid hereunder.

               5.5 Signal and its sublicensees shall, (i) for a period equalling the longer of ten (10) years from the date of the initial sale of each Product in the Rest of the World or the expiration of the last Signal Patent, Joint Patent or Tanabe Patent (including in each case patents deemed to exist as a result of a Use or Structure Contribution by Tanabe, Signal or both Parties) which claims the use or sale of such Product in the country of sales, pay to Tanabe a royalty in U.S. dollars equal to the percentages ("Royalty Rates") set forth in Exhibit D and (ii) [***], reimburse Tanabe for any and all such Third-Party patent royalties ("Third-Party Royalties"), subject to Section 5.5(b) below, due by Tanabe pursuant to its license ("Reimbursements"). Thereafter, the [***]. Signal shall remain liable for all royalties payable by its Affiliates or sublicensees.

                      (a) The applicable Royalty Rate shall be determined on the basis set forth in Section 5.4(a) above and on Exhibit D.

                      (b) Reimbursements payable by Signal with respect to Third- Party Royalties in the Rest of the World (on patent applications or patents claiming composition of matter or use licensed by Tanabe from a Third Party) shall not exceed (i) [***] of Net Sales, with respect to each Product derived from a Signal Compound Library or (ii) [***], with respect

                                       31.

                      ***Confidential Treatment Requested
to each Product derived from a Tanabe Compound Library. Any Third Party Royalties payable with respect to a Joint Compound Library derived Product shall be paid by the Party responsible for the sale(s) on which a Third-Party Royalty is payable, including sales by its Affiliates, licensees and sublicensees (other than the other Party).

                      (c) Signal shall provide a royalty report and, if applicable, a royalty payment to Tanabe every six (6) months. The report and payment relating to Net Sales shall be provided within sixty (60) days after the end of March and September of each calendar year, and shall include all sales of Products by Signal and its Affiliates and sublicensees.

                      (d) Signal shall provide Tanabe with a nonbinding, but good faith estimate, quarterly forecast of its projected sales of any Product during the upcoming calendar year not later than thirty days prior to the start of each calendar year.

                      (e) Tanabe shall provide to Signal a report detailing the calculation of the Reimbursements, together with a copy of the agreement providing for such Third Party Royalties, within two (2) months of receiving the Signal royalty report. The payment for the Reimbursements shall be due and payable within one (1) month of receipt by Signal.

                      (f) Signal shall keep, and require any Affiliate, licensee and sublicensee to keep, for a period of not less than seven (7) years, complete and accurate records of all Net Sales (including all discounts, rebates, returns and allowances) of each Product. Tanabe shall have the right, at Tanabe's sole expense, through an independent certified public accounting firm of internationally recognized standing, selected by Tanabe and reasonably acceptable to Signal, and following reasonable notice, to examine such records during regular business hours during the life of the Signal obligation to pay royalties on Net Sales of each Product, Delivery System Product and Combination Product; provided, however, that such examination shall not (i) be of records for any year ending not more than twenty-four (24) months prior to the date of such request, and (ii) take place more than once in any calendar year; and provided, further, that, such accountants shall report to Tanabe only as to the accuracy of the royalty statements and payments. Copies of such reports shall be supplied to Signal. In the event the report demonstrates that Signal has underpaid royalties, Signal shall pay such royalties immediately upon request of Tanabe. If Signal has overpaid royalties, Signal may deduct such overpayments from future royalties owed to Tanabe. The fees charged by such accounting firm shall be paid by Tanabe, provided, however, if the audit discloses that the royalties payable by Signal for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Signal shall pay the reasonable fees and expenses charged by such accounting firm. Tanabe shall treat all financial information subject to review under this Section 5.5(f) as confidential, and shall cause its accounting firm to retain all such financial information in confidence.


                                       32.

                      (g) Any tax paid or required to be withheld by Signal for the benefit of Tanabe on account of royalties payable to Tanabe under this Agreement shall be deductible from the amount of royalties otherwise due. Signal shall secure and send to Tanabe proof of any such taxes withheld and paid by Signal for the benefit of Tanabe and shall, at Tanabe's request, provide reasonable assistance to Tanabe in recovering said taxes, if possible.

                      (h) The parties shall use all reasonable efforts to minimize any withholding taxes required to be taken on any amounts paid hereunder.

        6.     GLOBAL RELATIONSHIP.

               6.1 Overall Relationship. Signal intends to enter into one or more relationships with a Western Pharmaceutical Partner(s) to develop therapeutic products for the prevention or treatment of Inflammation and Osteoporosis and the Parties agree that the Collaborative Project may benefit from the joint efforts of Signal, Tanabe and such Western Pharmaceutical Partner(s). To this end, the Parties agree that in the event that Signal enters into a collaborative agreement with a Western Pharmaceutical Partner and the Western Pharmaceutical Partner and Tanabe have each chosen to develop a therapeutic product for the prevention or treatment of Inflammation and/or Osteoporosis containing the same Compound in development and having substantially the same identity for marketing, sales or regulatory purposes (a "Mutual Product"), the Parties shall consider in good faith whether it is in their mutual best interest to enter into a global collaboration with such Western Pharmaceutical Partner.

               6.2 Global Development Plan; Coordination. If the Parties and the Western Pharmaceutical Partner mutually agree in writing to enter into such a global collaboration, such a global collaboration would be on mutually acceptable financial and other terms and conditions and evidenced by a separate mutually acceptable definitive written agreement duly approved, executed and delivered by Tanabe, Signal and the Western Pharmaceutical Partner. Subject to the mutual agreement of Tanabe, Signal and the Western Pharmaceutical Partner, such global collaboration may (i) establish a worldwide development plan for such Mutual Product with respect to each indication, the pre-clinical and clinical studies of such Mutual Product, to coordinate their respective development efforts and to create and maintain a single worldwide safety database and shall share the results of the clinical trials in order to facilitate such development, including, when feasible, elimination of duplicate development efforts; (ii) establish a collaborative committee to coordinate and communicate the research, development and commercialization efforts under the collaboration; and (iii) provide that each of Tanabe, Signal and the Western Pharmaceutical Partner would have certain license or other rights to access certain technical information (including without limitation Compound Information and Product Information) of the others, on mutually acceptable license terms and conditions, for the purpose of developing and commercializing the Mutual Product. It is understood and agreed that Signal will use its commercially reasonable

                                       33.

efforts to negotiate a provision similar to that contained in Section 6.3 below, in its definitive agreement with its Western Pharmaceutical Partner allowing disclosure to Tanabe of pre-clinical and clinical data generated by such Western Pharmaceutical Partner based on any Compound designated by Tanabe which is also chosen for development by the Western Pharmaceutical Partner.

               6.3 Transfer of Information; License Obligations. Once Signal has identified the Western Pharmaceutical Partner to Tanabe and each of Tanabe and the Western Pharmaceutical Partner has agreed to accept reciprocity on exchanges of Technical Information, then during the term of this Agreement, Signal, Tanabe and the Western Pharmaceutical Partner shall make available, without charge, to each other the applicable Signal, Tanabe or Western Pharmaceutical Partner such Compound Information and Product Information, respectively as the three parties mutually agree, for any Compound which is simultaneously under development by Tanabe and by such Western Pharmaceutical Partner in whatever form is best suited to fully deliver such information. Notwithstanding the foregoing, Tanabe, Signal and the Western Pharmaceutical Partner shall at all times make available to each other any information required to be disclosed by Section 9.1.

        7. ARBITRATION. All disputes arising in any way out of or related to this Agreement, including, without limitation, its existence, validity, scope, application, termination or breach of this Agreement and the ownership of any inventions, the obligations of the Parties or these arbitration provisions shall be referred to and finally resolved by arbitration at the request of either Party in accordance with the provisions of the Commercial Rules of Arbitration of the American Arbitration Association in force at such time, which rules are deemed to be incorporated by reference into this Agreement.

               7.1 Arbitration Tribunal. Unless otherwise agreed to by the parties, the arbitration tribunal shall consist of three (3) arbitrators, including two (2) members and a chairman. Tanabe and Signal shall each appoint one member. The chairman shall be appointed according to the American Arbitration Association Commercial Arbitration Rules.

               7.2 Situs of Arbitration. The arbitration shall be held in Osaka, Japan.

        8.     CONFIDENTIALITY, DISCLOSURE AND PUBLICATION.

               8.1 Prior Agreement. This Agreement supersedes but does not invalidate or cancel any and all previous agreements and understandings, whether oral or written, between the Parties regarding the treatment of confidential information.

               8.2 Confidentiality. During the term of this Agreement and for ten (10) years thereafter, each Party shall maintain in confidence all information and materials disclosed by the other Party and marked as confidential or which such Party knows or

                                       34.

has reason to know are or contain trade secrets or other proprietary information of the other, including, without limitation, information relating to the Technical Information of the other Party, Joint Inventions and inventions of the other Party, and the business plans of the other Party, including information provided by either Party to the other Party prior to the Effective Date (collectively, the "Confidential Information and Materials"), and shall not use the Confidential Information and Materials of the other Party for any purpose except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such Party's activities as contemplated in this Agreement. Each Party shall obtain binding agreement from any such employee, and binding written agreement from each such Affiliate, sublicensee, consultant, agent and subcontractor, prior to disclosure, to hold in confidence and not make use of the Confidential Information and Materials of the other Party for any purpose other than those permitted by this Agreement.

               8.3    Exceptions.

                      (a) The obligation of confidentiality contained in this Agreement shall not apply to the extent that: (i) either Party (the "Recipient") is required to disclose Confidential Information or Materials of the other Party by order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall not make any such disclosure (other than a filing of information or materials with the U.S. Securities and Exchange Commission, a similar filing of information or materials with the National Association of Securities Dealers or state securities regulators or a filing of information or materials pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, as amended or an equivalent filing with a foreign applicable authority) without first notifying the other Party and allowing the other Party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure; or (ii) the Recipient can demonstrate that (A) the disclosed information was at the time of such disclosure to the Recipient already in (or thereafter enters) the public domain other than as a result of actions of the Recipient, its Affiliates, employees, sublicensees, agents or subcontractors in violation hereof; (B) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement; or (C) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party; or (D) the disclosed information was independently developed by the Recipient or its Affiliates (as shown by written records) by persons without access to or use of the Confidential Information and Materials of the other Party; or (iii) disclosure is required to be made to a government regulatory agency as part of such agency's product license approval process.


                                       35.

                      (b) In the event (i) that each of Tanabe and the Western Pharmaceutical Partner have agreed in writing to accept reciprocity on exchanges of Technical Information and (ii) that Signal's Western Pharmaceutical Partner chooses to develop a Product for the prevention or treatment of Inflammation and/or Osteoporosis based on a Compound and (iii) provided the Western Pharmaceutical Partner agrees to be bound by the terms specified in Section 6 of this Agreement, Signal shall have the right to disclose to the Western Pharmaceutical Partner any applicable Compound Information and Product Information with respect to such Compound provided to Signal by Tanabe. As a condition to such disclosure, Signal will require its Western Pharmaceutical Partner to enter into confidentiality provisions equivalent to those set forth in this Section 8.

               8.4 Publications. Prior to any public disclosure or submission for publication by or on behalf of the Parties of a manuscript or other document describing the results of any aspect of the Collaborative Project or other scientific or clinical activity or collaboration between Tanabe and Signal or their Affiliates, the Party disclosing or submitting such a manuscript ("Disclosing Party") shall first send a copy of the manuscript to the applicable Joint Inflammation Committee or the Joint Osteoporosis Committee for their review for a period of 15 days. If such Research and Development Committee approves such publication, the Disclosing Party shall then send the other Party ("Responding Party") a copy of the manuscript to be submitted and shall allow the Responding Party not less than thirty (30) days from the date of receipt in which to determine whether the manuscript contains subject matter for which patent protection should be sought prior to publication of such manuscript for the purpose of protecting an invention of commercial value to the Responding Party, or whether the manuscript contains confidential information belonging to the Responding Party or whether such disclosure implicates issues regarding compliance with applicable securities laws. After the expiration of such thirty
(30) day period, if the Responding Party has not objected in writing, the Disclosing Party may submit such manuscript for publication and publish or otherwise disclose to the public such research results. If the Responding Party believes the subject matter of the manuscript contains confidential information or a patentable invention of commercial value to the Responding Party, then prior to the expiration of such thirty (30) day period, the Responding Party shall notify the Disclosing Party in writing of its determination. Upon receipt of such written notice from the Responding Party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript to permit preparation and filing of a patent application on the disclosed subject matter. The Disclosing Party shall thereafter be free to publish or disclose such manuscript, except that the Disclosing Party may not disclose any confidential information of the Responding Party in violation of this Section 8 without the prior written consent of the Responding Party and that no publication of a patentable invention shall be made until a patent application covering such invention has been filed. Determination of authorship for any manuscript shall be in accordance with accepted scientific practice. Should any questions on authorship arise, this will be

                      36.

determined by good faith consultation between the members of the appropriate Research and Development Committee.

        9. INDEMNIFICATION. Each Party shall defend, indemnify and hold the other Party, any Affiliate of the other Party, any officer, director or employee of such other Party or of any of its Affiliates (individually, an "Exculpated Party") harmless from and against any damage, loss, liability or expense (including, without limitation, reasonable attorneys' fees, settlement costs, litigation costs and costs on appeal regardless of outcome) incurred or suffered by any Exculpated Party arising out of any claim, demand, action or other proceeding by any person or entity (other than an Affiliate of the Exculpated Party) arising out of: (a) the material breach of any covenant or agreement by such Party; (b) any material misrepresentation or breach of warranty made by such Party pursuant to this Agreement; (c) any claim arising from the gross negligence or intentional misconduct of any of such Party's by or on behalf of such Party or its Affiliates, licensees, sublicensees, employees, consultants, agents or subcontractors (other than the other Party or its Affiliates) pursuant to its rights under this Agreement; (d) any claim of any kind whatsoever arising from the testing, manufacture, use, sale, consumption, distribution or advertising of any of the Compounds or Products by or on behalf of such Party or its Affiliates, licensees, sublicensees, employees, consultants, agents or subcontractors (other than the other Party or its Affiliates) pursuant to its rights under this Agreement; or (e) the operations or activities of such a Party's Affiliates, licensees or sublicensees in material contravention of the requirements of this Agreement (and such Party shall terminate immediately any such sublicense where a breach of its obligations by a sublicensee cannot be readily compensated through monetary damages).

               9.1 Each Party shall notify the other immediately of any information concerning any material adverse side effect, injury, toxicity or sensitivity reaction, whether or not serious or unexpected (collectively, any "adverse event"), or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of any Product, whether or not determined to be attributable to such Product. Without limiting the generality of the foregoing, each Party shall notify the other Party of any event or incidence regarding any Product, which it is required to notify or report to any governmental authority of the country in which it sells such Product, prior to the date when it is required to give such notice or to make such report. Each Party further shall immediately notify the other of any information received regarding any threatened or pending action by a governmental agency or any other third party arising out of or relating to an alleged adverse effect or unexpected incidence regarding any Product. Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation, including the right of a Party to recall or withdraw such

                                      37.

Product from marketing and selling. Signal shall cause any Western Pharmaceutical Partner to agree in writing to be bound by the provisions of this
Section 9.1. The obligations in this Section 9.1 pertaining to Products shall survive the expiration or termination of this Agreement.

               9.2 Either Party (the "Notifying Party") shall promptly notify the other Party (the "Indemnifying Party") of the existence of any third party claim, demand or other action giving rise to a claim for indemnification under this Agreement (a "Third Party Claim") and shall give the Indemnifying Party a reasonable opportunity to defend the same at its own expense and with its own counsel, provided that the Notifying Party shall at all times have the right to participate in such defense at its own expense. If, within a reasonable time after receipt of notice of a Third Party Claim, the Indemnifying Party shall fail to undertake to so defend, the Notifying Party shall have the right, but not the obligation, to defend and to compromise or settle (exercising reasonable business judgment) the Third Party Claim for the account and at the risk and expense of the Indemnifying Party. The indemnity obligations under this Article 9 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably. The Indemnifying Party may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Exculpated Party without the express written consent of the Exculpated Party. Each Party shall make available to the other at the other's expense such information and assistance as the other shall reasonably request in connection with the defense of a Third Party Claim.

               9.3 Notwithstanding anything to the contrary in this Agreement, except as set forth in the first paragraph of this Article 9, neither Party shall be liable to the other Party for any special, consequential or incidental damages arising out of or related to this Agreement.

        10. INDEPENDENT CONTRACTORS. Both Parties shall act solely as independent contractors and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party. Each Party shall indemnify the other and hold it harmless against any claim based on a representation of authority in excess of that provided herein, subject to the provisions of Section 9.2.

        11. NO SOLICITATION OF EMPLOYEES. During the Research Period and for [***] thereafter, neither Party shall solicit the other's employees (or advisors and collaborators who are individuals and are identified in writing at the time of execution of this Agreement) without the prior written approval of the other Party. This provision will not preclude any Party from hiring any such employees, advisors and collaborators if they independently apply for a job without solicitation or pursuant to a general solicitation not specifically directed at such employee, advisor or collaborator.


                                       38.

                      ***Confidential Treatment Requested

        12. TERM. This Agreement shall become effective as of the Effective Date first written above and, unless sooner terminated pursuant to the provisions of
Section 13 below, shall remain in full force and effect for so long as Tanabe or Signal shall be obligated to make royalty or Reimbursement payments to the other Party pursuant to Section 5.4 or 5.5. Upon a termination of this Agreement pursuant to this Article 12, (a) Tanabe shall have a non-exclusive, royalty-free license to continue to make, have made, use, and sell Products in the Territory, and (b) Signal shall have a non-exclusive, royalty-free license to continue to make, have made, use, and sell Products in the Rest of the World.

        13.    TERMINATION OF AGREEMENT.

               13.1 Termination by Mutual Agreement. This Agreement may be terminated in its entirety by mutual written agreement of both Parties.

               13.2 Breach of Material Term. This Agreement may be terminated at the option of either Party upon written notice to the other, if such other Party is in material breach or default with respect to any material term or provision hereof (other than any breach or default described in Section 2.3(f) hereof, which breach or default shall be subject to the provisions of Section 2.3) and fails to cure the same within sixty (60) days (one-hundred and twenty (120) days if a cure would be impossible in sixty (60) days but can be accomplished within the 120 day period) after written notice of said breach or default. Such termination rights shall be in addition to and not in substitution of any other remedies that may be available to the Party serving such notice against the Party in default. Termination pursuant to this Section 13.2 shall not relieve the Party in default from liability and damages to the other Party for breach of this Agreement.

               13.3 Termination Upon Bankruptcy. This Agreement may be terminated at the option of either Party upon written notice to the other, if such other Party is adjudged bankrupt, files or has filed against it any petition under any bankruptcy, insolvency or similar law, which petition is not dismissed within sixty (60) days, has a receiver appointed for its business or property or makes a general assignment for the benefit of its creditors.

               13.4 Infringement of Third Party Patents. If, as a result of any claim, proceeding or litigation by any Third Party against Signal regarding Signal's proprietary whole-cell and enzyme assays occurring during the term of this Agreement, Signal or Tanabe is barred from carrying out its future material obligations herein, Tanabe has a right to terminate the Collaborative Project.

               13.5 Termination of the Collaborative Project by Tanabe. Except as set forth in this Section 13.5, the Collaborative Project with respect to Inflammation or Osteoporosis or both, may be terminated prior to its four (4) year period at Tanabe's option upon six (6) months' advance written notice to Signal. Tanabe may not deliver

                                       39.

such notice of termination to Signal prior to the completion of two (2) years from the Effective Date. Tanabe further may not deliver such notice of termination with respect to the Inflammation program if either (i) Signal has delivered to Tanabe at least two (2) Potential Compounds, which are first identified after screening in a Signal proprietary assay, which have been designated as Chemical Lead Compounds for any one or more Inflammation Pathways, or (ii) Signal has delivered to Tanabe at least one (1) Potential Compound, which is first identified after screening in a Signal proprietary assay, which has been designated as a Clinical Candidate for any one or more Inflammation Pathways. Tanabe further may not deliver such notice of termination with respect to the Osteoporosis program if either (i) Signal has delivered to Tanabe at least two (2) Potential Compounds, which are first identified after screening in a Signal primary or high throughput assay, which have been designated as Chemical Lead Compounds for any one or more Osteoporosis Pathways, or (ii) Signal has delivered to Tanabe at least one (1) Potential Compound, which is first identified after screening in a Signal proprietary assay, which has been designated as a Clinical Candidate for any one or more Osteoporosis Pathways. Additionally, such termination shall not be effective during any period where Tanabe has failed to meet its obligations pursuant to Section 2.4.

               13.6 Effect of Termination; Survival. Termination of this Agreement for any cause shall not release a Party from any liability, which at the time of termination has already accrued to another Party, or which thereafter may accrue in respect of any act or omission prior to such termination. The obligations and rights established in Sections 4 and 5 (with respect to Compounds subject to a license to Tanabe) shall survive the termination of this Agreement by Tanabe pursuant to Section 13.2 or 13.3. The obligations and rights established in Sections 4 and 5 (with respect to Compounds subject to a license to Signal) shall survive the termination of this Agreement by Signal pursuant to Section 13.2 or 13.3. The obligations and rights established in Sections 7, 8, 9, 11, 15 and 19 shall survive the termination of this Agreement for any reason.

        14. PUBLIC ANNOUNCEMENT OF AGREEMENT. Except as required to comply with federal and state securities laws or equivalent Japanese laws or any order of a court or government agency, and except as provided below, neither Party shall release information concerning this Agreement or the subject matter hereof to the public, news media, or other media, without first sending the other Party by express mail or facsimile, a copy of the information to be disclosed and allowing the other Party a reasonable time (as soon as reasonably possible but in no event greater than four (4) business days from the date of receipt) in which to comment on the information. If the other Party objects to the information to be disclosed and prior to the expiration of the four (4) business day period, the other Party shall so notify the disclosing Party who shall then delay public disclosure of the information and make reasonable efforts to accommodate any request for revisions by the other Party. If no notification is received during the four (4) business day period, the Party proposing disclosure shall be free to disclose the information. The Parties designate the following individuals to receive and approve announcements under this provision: Signal, its Executive Vice President; Tanabe, its

                                       40.

President. The Parties agree that Signal may discuss the general terms of the Agreement with potential Western Pharmaceutical Partners and other potential investors in Signal without disclosing any Confidential Information of Tanabe or Tanabe Technical Information without Tanabe's prior written consent; and that the parties will cooperate in good faith with one another to formulate a form of announcement that Signal and Tanabe may release as soon as practicable after the Effective Date.

        15. INVENTIONS AND PATENT MATTERS. The ownership rights and other matters regarding discoveries and inventions (whether or not patentable) first conceived or reduced to practice under the Collaborative Project pursuant to this Agreement (together with all patents and other intellectual property rights thereto) shall be as follows:

               15.1 Signal Inventions and Patent Rights. Any Compounds or Products or other discoveries or inventions first made, conceived or reduced to practice solely by one or more employees or agents of only Signal or its Affiliates ("Signal Inventions"), together with all patents and other intellectual property rights thereto, shall be owned by Signal, subject to the licenses granted herein.

               15.2 Tanabe Inventions and Patent Rights. Any Compounds or Products or other discoveries or inventions first made, conceived or reduced to practice solely by one or more employees or agents of only Tanabe or its Affiliates ("Tanabe Inventions"), together with all patents and other intellectual property rights thereto, shall be owned by Tanabe, subject to the licenses granted herein.

               15.3 Joint Inventions and Patent Rights. All inventions or other discoveries first made, conceived or reduced to practice by one or more employees or agents from each party ("Joint Inventions"), together with all patents and other intellectual property rights thereto, shall be owned by each party with the other party as equal, undivided property, subject to the licenses granted herein. Each party shall promptly disclose to the other party and applicable Research and Development Committee the conception or reduction to practice of Joint Inventions. Signal shall control the filing, prosecution, issuance and maintenance of Joint Patents in the Rest of the World. Tanabe shall control the filing, prosecution, issuance and maintenance of Joint Patents in the Territory. Each Party shall retain patent counsel reasonably acceptable to the other Party to assist in the filing, prosecution, issuance and maintenance of Joint Patents. Each Party shall cause to be provided to the other Party the text of such patent applications before filing them and consider in good faith and incorporate the other Party's reasonable requests related thereto. In all other matters related to the filing, prosecution, issuance and maintenance of Joint Patents, each Party shall provide to the other Party copies of any official action or submission and shall confer with the other Party giving due consideration to the other Party's reasonable requests.


                                       41.

               15.4  General Provisions Relating to Prosecution and Maintenance.

                      (a) Signal shall be responsible for and shall control the preparation, filing, prosecution and maintenance of all patents and patent applications which claim a Signal Invention, and shall pay all costs incurred in connection therewith. Signal shall use its good faith efforts to provide Tanabe with an opportunity to review and comment on the text of each patent application which constitutes a Structure Patent or a Use Patent in the Territory before filing such application in the Territory and shall supply Tanabe with a copy of such patent application as filed, together with notice of its filing date and serial number and shall keep Tanabe generally informed regarding the status thereof. Tanabe shall cooperate with Signal, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all such patent applications which constitute a Structure Patent or a Use Patent in the Territory. Any information provided to Tanabe under this Section 15.4(a) shall be deemed Confidential Information and Materials of Signal. If Signal decides to abandon or not to maintain a Signal Patent in the Territory, Signal shall first offer to assign to Tanabe such Signal Patent without charge or obligation at least ninety
(90) days prior to the expiration of any time limit for response or payment due date.

                      (b) Tanabe shall be responsible for and shall control the preparation, filing, prosecution and maintenance of all patents and patent applications which claim a Tanabe Invention, and shall pay all costs incurred in connection therewith. Tanabe shall use its good faith efforts to provide Signal with an opportunity to review and comment on the text of each patent application which constitutes a Structure Patent or a Use Patent in the Rest of the World before filing such application in the Rest of the World and shall supply Signal with a copy of such patent application as filed, together with notice of its filing date and serial number and shall keep Signal generally informed regarding the status thereof. Signal shall cooperate with Tanabe, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all such patent applications which constitute a Structure Patent or a Use Patent in the Rest of the World. Any information provided to Signal under this Section 15.4(b) shall be deemed Confidential Information and Materials of Tanabe. If Tanabe decides to abandon or not to maintain a Tanabe Patent in the Rest of the World, Tanabe shall first offer to assign to Signal such Tanabe Patent without charge or obligation at least ninety (90) days prior to the expiration of any time limit for response or payment due date.

                      (c) For any and all Joint Inventions, the parties shall exert reasonable efforts in cooperation with each other, through the Research and Development Committee or otherwise, to investigate, evaluate, and determine to the mutual satisfaction of both parties the manner of obtaining and protecting their respective intellectual property rights in such Joint Inventions, including whether any patent applications are to be filed, by whom, and where. Patent applications for Joint

                                       42.

Inventions shall be filed initially in the United States or in Japan, unless the appropriate Research and Development Committee determines for a compelling business reason that the application should first be filed in another jurisdiction. Each party shall cooperate and assist the other party in connection with its filing, prosecution, issuance and maintenance of Joint Patents. Each party shall keep the other party informed at regular intervals, or upon request, of the status of all patent applications and patents with respect to Joint Patents for which it has responsibility. Where appropriate, each party shall sign or cause to have signed all documents relating to the patent applications or patents for the Joint Patents and shall cause such patent applications and patents to be assigned to Signal and Tanabe jointly. In the event that Signal or Tanabe elect not to file, prosecute, issue or maintain a Joint Patent, they shall each promptly provide adequate notice to the other Party and allow the other Party, at its expense, the opportunity to proceed with a Joint Patent. During the prosecution of patent applications filed on such Joint Inventions, the party receiving copies of correspondence from the respective patent office shall keep the other party timely informed of such communications, thereby providing the other party with a reasonable opportunity for comment. Such communication is intended to promote coordination and consistency in the prosecution of patent applications for Joint Inventions throughout the world.

               15.5 Payments; Disputes. With respect to Joint Patent application filings, each Party shall bear all costs and expenses for fees or other payments required to submit and maintain joint applications and patents in their respective territories. In the event there is a dispute as to whether a particular invention constitutes a Joint Invention or should be the subject of a Signal Patent or Tanabe Patent, the issue shall be resolved by the appropriate Research and Development Committee.

               15.6 Infringement of Signal Patents by a Third Party. If at any time either Party hereto shall become aware of any infringement or threatened infringement by a third party in the Territory of any or all of the Signal Patents, Tanabe Patents or Joint Patents to which the Party having the knowledge thereof claims an interest pursuant to the Agreement, the Party having the knowledge thereof shall forthwith give notice thereof to the other Party. Upon notice of any such infringement, the Parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

                      (a) Signal shall take all reasonable steps to defend Signal Patents against infringement and Tanabe shall in such event give all reasonable assistance to Signal with respect to patent and legal questions against reimbursement by Signal to Tanabe of all out-of-pocket costs occasioned thereby and in case any monetary recovery is obtained, such recovery shall belong to Signal. In addition, Tanabe shall have the right to join any suit by Signal covering the enforcement of a Signal Patent in the Territory.


                                       43.

                      (b) Except as provided in Section 15.6(a), (c) and (d), in the event any monetary recovery in connection with the prosecution of such infringement action is obtained, such monetary recovery shall be applied in the following priority: first, to the reimbursement of Signal and Tanabe for their out-of-pocket expenses (including attorneys' fees) in prosecuting such infringement action; second, the balance of the monetary recovery to be shared equally by Signal and Tanabe. If the monetary recovery is less than the out-of-pocket expenses of Signal and Tanabe, reimbursement shall be on a pro-rata basis, based upon cost incurred. Any expense or liability in connection with the prosecution of such infringement action (including legal costs incurred by the defendant(s)) shall be shared equally by Signal and Tanabe. To the extent only one Party is permitted to bring suit, Signal and Tanabe shall consult in good faith to determine the most appropriate Party to bring suit, with the sharing of recoveries as set forth above, to the extent permitted by law. Any expense or liability in connection with the defense of any counterclaim or cross-claim action shall be borne by the Parties as determined in the court proceeding for said counterclaim or cross-claim.

                      (c) If Signal declines to bring suit to enforce a Signal Patent, Tanabe may, subject to the written consent of Signal which shall not be unreasonably withheld, file an infringement action in the Territory in its name or on behalf of Signal where necessary, at its own expense. In such case, Tanabe shall be the sole recipient of the proceeds of any recovery, provided that Tanabe shall indemnify Signal against any expenses or liability incurred by Signal relating to such proceedings, excluding however any expenses or liabilities relating to the defense by Signal of any counterclaim or cross-claim that may be brought against Signal.

                      (d) If Signal and Tanabe, after consultation with each other, elect not to bring suit, individually or jointly, or if Signal and/or Tanabe, as the case may be, are/is not able to stop such infringing activities, the Parties shall renegotiate in good faith their arrangement applicable in the country affected by such infringement, including but not limited to, a reduction of royalty rate payable by Tanabe to Signal.

               15.7 Infringement of Tanabe Patents by a Third Party. If at any time either Party hereto shall become aware of any infringement or threatened infringement by a third party in the Rest of the World of any or all of the Signal Patents, Tanabe Patents or Joint Patents to which the Party having the knowledge thereof claims an interest pursuant to the Agreement, the Party having the knowledge thereof shall forthwith give notice thereof to the other Party. Upon notice of any such infringement, the Parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

                      (a) Tanabe shall take all reasonable steps to defend Tanabe Patents against infringement and Signal shall in such event give all reasonable assistance to Tanabe with respect to patent and legal questions against reimbursement by Tanabe to Signal of all out-of-pocket costs occasioned thereby and in case any monetary recovery

                                       44.

is obtained, such recovery shall belong to Tanabe. In addition, Signal shall have the right to join any suit by Tanabe covering the enforcement of a Tanabe Patent in the Rest of the World.

                      (b) Except as provided in Section 15.7(a), (c) and (d), in the event any monetary recovery in connection with the prosecution of such infringement action is obtained, such monetary recovery shall be applied in the following priority: first, to the reimbursement of Signal and Tanabe for their out-of-pocket expenses (including attorneys' fees) in prosecuting such infringement action; second, the balance of the monetary recovery to be shared equally by Signal and Tanabe. If the monetary recovery is less than the out-of-pocket expenses of Signal and Tanabe, reimbursement shall be on a pro-rata basis, based upon cost incurred. Any expense or liability in connection with the prosecution of such infringement action (including legal costs incurred by the defendant(s)) shall be shared equally by Signal and Tanabe. To the extent only one Party is permitted to bring suit, Signal and Tanabe shall consult in good faith to determine the most appropriate Party to bring suit, with the sharing of recoveries as set forth above, to the extent permitted by law. Any expense or liability in connection with the defense of any counterclaim or cross-claim action shall be borne by the Parties as determined in the court proceeding for said counterclaim or cross-claim.

                      (c) If Tanabe declines to bring suit to enforce a Signal Patent, Signal may, subject to the written consent of Tanabe which shall not be unreasonably withheld, file an infringement action in the Rest of the World in its name or on behalf of Tanabe where necessary, at its own expense. In such case, Signal shall be the sole recipient of the proceeds of any recovery, provided that Signal shall indemnify Tanabe against any expenses or liability incurred by Tanabe relating to such proceedings, excluding however any expenses or liabilities relating to the defense by Tanabe of any counterclaim or cross-claim that may be brought against Tanabe.

                      (d) If Signal and Tanabe, after consultation with each other, elect not to bring suit, individually or jointly, or if Signal and/or Tanabe, as the case may be, are/is not able to stop such infringing activities, the Parties shall renegotiate in good faith their arrangement applicable in the country affected by such infringement, including but not limited to, a reduction of royalty rate payable by Tanabe to Signal.

               15.8 Alleged Infringement of Patents. In the event of dispute concerning a third party's patent rights in the Territory, Signal and Tanabe will proceed as follows:

                      (a) While a dispute concerning an alleged infringement of a third party's patent rights is in progress, the Party which had a claim brought against it by a third party (the "Defendant Party") will use its commercially reasonable best efforts to defend against the infringement claim and resolve the dispute; and the Defendant Party will pay all of its attorneys' fees and expenses associated with the resolution of this dispute. Additionally, the other Party will assist and use its commercially reasonable best

                                       45.

efforts to help the Defendant Party resolve the dispute on favorable terms, with the other Party to bear its own expenses.

                      (b) In the event the dispute is resolved against Signal and Tanabe, with a finding of an infringement, then each Party shall bear its own costs and expenses; provided the Party who made, manufactured or sold the Product in the area where the infringement was deemed to have occurred, shall bear the entire responsibility for all damages to the third party and shall indemnify and hold harmless the other Party for the payment of such damages.

        16. RESEARCH EXPENSES. Except as otherwise expressly provided by this Agreement, each Party shall bear its own internal research, development and regulatory costs.

        17. REPRESENTATIONS AND WARRANTIES. Signal and Tanabe each represent and warrant to the other as set forth below:

               17.1 Representations and Warranties of Signal. Signal represents and warrants that:

                      (a) The execution, delivery and performance of this Agreement by Signal will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which Signal is a party or by which it is bound, or to Signal's knowledge, any statute, rule or governmental regulation applicable to Signal.

                      (b) Signal has all requisite legal and corporate power and authority to enter into this Agreement, to grant the licenses to be granted by Signal hereunder and to carry out and perform its obligations under the terms of this Agreement. It has the capacity and skills required to carry out its obligations with respect to the research and development of Compounds and Products as contemplated by this Agreement. All corporate action on the part of Signal, its officers and directors necessary for the grants of licenses pursuant hereto and the performance of Signal's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of Signal, enforceable in accordance with its terms, except as: (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar law as affecting the enforcement of creditors' rights generally; (ii) the availability of equitable remedies (e.g., specific performance, injunctive relief and other equitable remedies) may be limited by equitable principles or general applicability; (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities law; and
(iv) that no representation is made regarding the effect of laws relating to competition, antitrust or misuse or the effect of Tanabe's or third parties' intellectual property rights.


                                       46.

                      (c) All employees of Signal who are expected to participate in the Collaborative Project have signed agreements regarding proprietary information and inventions with Signal in a form reasonably considered by Signal and its counsel to assure Signal's title to any Joint Inventions, Signal Technical Information or Signal Patents that may arise or be developed by such employees hereunder. Such agreements are legal, valid and binding obligations of Signal and its employees and are enforceable in accordance with their terms, except as limited by applicable bankruptcy laws and other similar laws affecting the creditors' rights and remedies generally and except insofar as the availability of equitable remedies may be limited.

               17.2 Representations and Warranties of Tanabe. Tanabe represents and warrants that:

                      (a) The execution, delivery and performance of this Agreement by Tanabe will not, with or without notice, the passage of time or both, result in any violation of, be in conflict with, or constitute a default under any material contract, obligation or commitment to which Tanabe is a party or by which Tanabe is bound, or to Tanabe's knowledge, any statute, rule or governmental regulation applicable to Tanabe.

                      (b) Tanabe has all requisite legal and corporate power and authority to enter into this Agreement, to grant the licenses to be granted by Tanabe hereunder and to carry out and perform its obligations under the terms of this Agreement. It has the capacity and skills required to carry out its obligations with respect to the development and the marketing/sales of the Products as contemplated by this Agreement. All corporate action on the part of Tanabe and its officers and directors necessary for the grants of licenses pursuant hereto and the performance of Tanabe's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of Tanabe, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar law as affecting the enforcement of creditors' rights generally, (ii) the availability of equitable remedies (e.g., specific performance, injunctive relief, and other equitable remedies) may be limited by equitable principles or general applicability, (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable law and (iv) and that no representation is made regarding the effect of laws relating to competition, antitrust or misuse or the effect of Signal's or third parties' intellectual rights.

                      (c) All employees of Tanabe who are expected to participate in the Collaborative Project have agreements regarding proprietary information and inventions with Tanabe in a form reasonably considered by Tanabe and its counsel to assure Tanabe's title to any Joint Inventions or Tanabe Technical Information that may arise or be developed by such employees hereunder. Such agreements are legal, valid and binding obligations of Tanabe and its employees and are enforceable in accordance with their terms, except as limited by applicable bankruptcy laws and other similar laws


                                       47.

affecting the creditors' rights and remedies generally and except insofar as the availability of equitable remedies may be limited.

               17.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SIGNAL AND TANABE MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        18. OPTION TO EXPAND TERRITORY. If Signal's Western Pharmaceutical Partner or its Affiliates do not have operations in Australia or New Zealand and if the Western Pharmaceutical Partner does not require rights in Australia or New Zealand in order for Signal to complete a research collaboration with such Western Pharmaceutical Partner in Signal's judgment, Signal will grant to Tanabe the exclusive option set forth below to acquire exclusive rights to commercialize Compounds or Products in Australia, New Zealand and other Oceania countries (the "Marketing Option") on terms and conditions to be negotiated. Prior to entering into any agreement with a third party to grant exclusive rights to commercialize a Compound or a Product in Australia, New Zealand and other Oceania countries, Signal shall notify Tanabe in writing of the terms of any such proposed agreements. Such notice shall be deemed an offer to Tanabe to enter into agreements on the proposed terms and conditions. Tanabe shall have thirty (30) days to accept the offer contained in such notice. Upon acceptance by Tanabe, the parties will negotiate in good faith to draft and execute definitive agreements within two (2) months of acceptance. Signal and Tanabe shall negotiate in good faith with respect to the option described in this
Section 18. In the event that Signal and Tanabe are not able to negotiate an agreement on mutually agreeable terms within two (2) months of the beginning of negotiations with respect to the Marketing Option, Signal hereby agrees that if Signal intends to accept any offer from a third party which is not more favorable to it than Tanabe's last offer, Signal shall promptly notify Tanabe and Tanabe shall have the right to enter into an agreement with Signal on the terms and conditions of such third party offer. This right of first refusal shall survive termination of negotiations pursuant to this Section 18 for a period of nine (9) months.

        19.    MISCELLANEOUS.

               19.1 Successors and Assigns. This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither of the Parties hereto shall be entitled to assign this Agreement or any of its rights or obligations hereunder, including an assignment to one of its Affiliates, without the consent of the other. If either Party is acquired or merged with another entity, that entity shall succeed to all of the rights and obligations of the disappearing Party; provided in the event either Party is acquired or merged with another entity, such acquiring or successor entity shall expressly assume in writing the due and punctual performance and observance of all obligations under this Agreement of the Party it has acquired or with which it has merged, with the

                                       48.

same effect as if such entity had originally been such Party hereunder; and further provided if such acquiring or successor entity does not so assume the obligations of the Party it has acquired or with which it has merged, the other Party may terminate this Agreement pursuant to Section 13 hereof. Notwithstanding the foregoing, nothing contained in this Section 19.1 shall be construed as preventing either Party from sublicensing its rights to any Products granted hereunder.

               19.2 Further Assurances. Signal and Tanabe shall cooperate with each other and execute and deliver to each other such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm the rights and intended purposes of this Agreement.

               19.3 English Language. This Agreement is entered into in the English language. All meetings and correspondence between the Parties are to be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation into any other language.

               19.4 Governing Law. Disputes arising out of or based upon this Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and to be performed entirely within California.

               19.5 Notices. Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by private overnight mail delivery, with recorded delivery or by legible telefax or by any other lawful means addressed to the intended recipient at its address set forth below in this Section or to such other address or telefax number as any Party may from time to time duly notify to the other. Any such notice, demand or communication shall, unless contrary as proved, be effective upon receipt. Correspondence to Signal shall be addressed to:

               Carl F. Bobkoski
               Executive Vice President
               Signal Pharmaceuticals, Inc.
               5555 Oberlin Drive
               San Diego, CA  92121
               Telefax number:  (619) 558-7513


                                       49.

with a copy to:

               Brobeck, Phleger & Harrison
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA  94303
               Attn:  J. Stephan Dolezalek
               Telefax number:  (415) 496-2736

Correspondence to Tanabe shall be addressed to:

               Tanabe Seiyaku Co., Ltd.
               2-10 Dosho-machi 3-chome
               Chuo-ku, Osaka 541, Japan
               Attn:  President
               Telefax number:  (06) 205-5509

               19.6 Entire Agreement. This Agreement, together with the schedules, appendices and exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties regarding the subject matter hereof. Except as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referred to this Agreement and duly signed and delivered by the Parties hereto.

               19.7 No Waiver. No failure or delay on the part of Signal or Tanabe in exercising any right under this Agreement, irrespective of the length of time for which such failure or delay shall continue, will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be effective unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right hereunder or thereunder.

               19.8 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               19.9 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any terms of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from fires, floods, embargoes, government regulations or administrative guidance, prohibitions or interventions, war,

                                       50.

acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond their respective reasonable control, but they shall make every reasonable effort to remove any such cause of their failure or delay as soon as possible.

               19.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       51.

               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date written above.


                                        SIGNAL PHARMACEUTICALS, INC.


                                        By:    [SIG]
                                           -------------------------------------
                                            Name: (Illegible)
                                            Title: PRESIDENT



                                        TANABE SEIYAKU CO., LTD.


                                        By: /s/ TETSUYA TOSA
                                           -------------------------------------
                                            Tetsuya Tosa, Ph.D.
                                            Senior Executive Director
                                            Research and Development
                                            Representative Director




                  [SIGNATURE PAGE TO COLLABORATIVE DEVELOPMENT
                            AND LICENSING AGREEMENT]


                                       52.

                                    EXHIBIT A

                 SELECTION CRITERIA FOR A CHEMICAL LEAD COMPOUND


A.      Definition

        A Chemical Lead Compound is a [***]:

        Tanabe may designate a specific compound as a Chemical Lead Compound even if the compound fails to meet one or more such criteria.

B.      [***]

                      ***Confidential Treatment Requested

C.      [***]
                                       A-2

                      ***Confidential Treatment Requested

                                    EXHIBIT B

                  SELECTION CRITERIA FOR THE CLINICAL CANDIDATE


[***]
                                       B-1

                      ***Confidential Treatment Requested

                                    EXHIBIT C

                              INFLAMMATION PROGRAM

[***]

                      ***Confidential Treatment Requested

                                   EXHIBIT D


                                    [***]

                      ***Confidential Treatment Requested